Exhibit 4.11

EXECUTION
COUNTERPART

U.S. $800,000,000

CREDIT AGREEMENT

Dated as of December 17, 2003

Among

INTELSAT, LTD.,
as Borrower

THE LENDERS NAMED HEREIN

CITIGROUP GLOBAL MARKETS, INC.
BNP PARIBAS
MORGAN STANLEY SENIOR FUNDING, INC.,
as Lead Arrangers and Bookrunners

BNP PARIBAS
MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agents

ABN AMRO BANK N.V.
CREDIT LYONNAIS, NEW YORK BRANCH
as Co-Documentation Agents

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

(i)

(ii)

(iii)

Schedule I	-	Commitments
Schedule II	-	Material Agreements and Liens
Schedule III	-	Restrictive Agreements
Schedule IV	-	Litigation
Schedule V	-	Environmental Matters
Schedule VI	-	Subsidiaries and Investments
Schedule VII	-	Licenses, Approvals and Authorizations
Schedule VIII	-	Owned Satellites
Schedule IX	-	Address for Notices

EXHIBIT A	-	Form of Assignment and Acceptance
EXHIBIT B	-	Form of Process Agent Acceptance
EXHIBIT C	-	Form of Borrowing Request
EXHIBIT D	-	Form of Promissory Note
EXHIBIT E-1	-	Form of Opinion of Special New York Counsel to the Borrower
EXHIBIT E-2	-	Form of Opinion of Special FCC Counsel to the Borrower
EXHIBIT E-3	-	Form of Opinion of the General Counsel of Intelsat Global Service Corporation
EXHIBIT F	-	Form of Opinion of Special Bermuda Counsel to the Borrower
EXHIBIT G	-	Form of Opinion of Special New York Counsel to the Administrative Agent
EXHIBIT H	-	Form of Compliance Certificate
EXHIBIT I	-	Form of Satellite Health Report

(iv)

          CREDIT AGREEMENT dated as of December 17, 2003, among INTELSAT, LTD., the LENDERS party hereto and CITICORP NORTH AMERICA, INC., as Administrative Agent.

          The Borrower (as hereinafter defined) has entered into an Asset Purchase Agreement, dated as of July 15, 2003, as amended (the “Asset Purchase Agreement”), among the Borrower, Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation (“Loral Space”), Loral SpaceCom Corporation (“Loral SpaceCom”) and Loral Satellite, Inc. (together with Loral Space and Loral SpaceCom, the “Sellers”), pursuant to which it has agreed, subject to the terms and conditions thereof, (a) to purchase certain assets, including certain geostationary earth orbit satellites (“GEO Satellites”) on which transponder capacity is leased or sold to customers for various applications, which are referred to as Telstar 5, Telstar 6, Telstar 7 and Telstar 13 (to the extent of Seller’s ownership of Telstar 13), as well as that GEO Satellite, which is referred to as Telstar 8, which is currently under construction, and other related assets and (b) to prepay a portion of the purchase price for the purchase of one new geostationary earth orbit satellite, to the extent payable under the Asset Purchase Agreement (the “New GEO Satellite”) and other assets contemplated by the New Procurement Agreement attached as Annex I to the Asset Purchase Agreement.

          The Borrower has issued the Bonds (as defined below) all or a portion of the proceeds of which it currently anticipates will be used by it to finance the purchase of those assets to be purchased pursuant to the Asset Purchase Agreement and, in addition thereto, the Borrower has requested that the Lenders (as hereinafter defined) extend credit to it in an aggregate outstanding principal or face amount not exceeding $800,000,000, (a) to finance certain payments to be made by it under the Asset Purchase Agreement, (b) to pay the Euronotes (as hereinafter defined) and the Dragonbonds (as hereinafter defined) at maturity (or to replenish cash-on-hand, or refinance commercial paper or short-term revolving loans, used to pay such indebtedness), (c) for working capital and other general corporate purposes of the Borrower and its subsidiaries and (d) to pay fees and expenses in connection with the foregoing transactions and the financing contemplated hereby.

          The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “Acquisition” means the transactions contemplated by the Asset Purchase Agreement that are, under the terms of the Asset Purchase Agreement, to take place either prior to or substantially simultaneously on the Closing Date.

          “Administrative Agent” means Citicorp, in its capacity as administrative agent for the Lenders hereunder.

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          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Affiliates.

          “Agreement” means this Credit Agreement.

          “Applicable Percentage” means, with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

          “Applicable Rate” means, in respect of each Loan and the commitment fee, during any Rating Level Period, the rate per annum set forth below opposite such Rating Level Period for such Loan or the commitment fee, as the case may be.

Rating Level Period	Base Rate Loan	Eurodollar Rate Loan	Commitment Fee

Rating Level 1 Period	Nil	0.75%	0.125%
Rating Level 2 Period	Nil	1.00%	0.150%
Rating Level 3 Period	0.25%	1.25%	0.200%
Rating Level 4 Period	0.50%	1.50%	0.250%
Rating Level 5 Period	1.00%	2.00%	0.375%

          Each change in the Applicable Rate resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

          “Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans in the ordinary course of business, any other fund that invests in commercial loans in the ordinary course of business and is managed, advised or administered by the same investment advisor as such Lender.

          “Arrangers” means Citigroup Global Markets, Inc., BNP Paribas and Morgan Stanley Senior Funding, Inc.

          “Asset Purchase Agreement” has the meaning assigned to such term in the recitals hereto.

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower (which approval, in the case of the Borrower, shall not be unreasonably withheld or delayed).

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          “Attributable Debt” means, on any date, in respect of any Capital Lease Obligation, the capitalized amount thereof that would appear on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date in accordance with GAAP.

          “Base Rate” means, for any period, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate; and

(b) 1/2 of one percent per annum above the Federal Funds Rate for such period.

          “Base Rate Loan” means, at any time, a Loan which bears interest at rates based upon the Base Rate.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Bonds” means (a) the 5.25% Senior Notes due November 1, 2008 in the aggregate principal amount of $400,000,000 issued by the Borrower and outstanding as of the date hereof and (b) the 6.50% Senior Notes due November 1, 2013 in the aggregate principal amount of $700,000,000 issued by the Borrower and outstanding as of the date hereof.

          “Borrower” means Intelsat, Ltd., a Bermuda limited liability company.

          “Borrowing” means (a) all Base Rate Loans of the same Class made, converted or continued on the same date or (b) all Eurodollar Rate Loans of the same Class that have the same Interest Period.

          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loan, on which dealings are carried on in the London interbank market.

          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation, including any such event relating to any part of the Transferred

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Business as a result of which the Borrower or any of its Restricted Subsidiaries receives any such proceeds or other compensation by operation of the Asset Purchase Agreement. The loss of Telstar 4 shall be deemed not to be a Casualty Event.

          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act) other than Lockheed Martin Corporation or any of its Affiliates, of shares representing more than 30% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding ordinary shares of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors or a committee of the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Lockheed Martin Corporation or any of its Affiliates.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Citibank” means Citibank, N.A.

          “Citicorp” means Citicorp North America, Inc.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Credit Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Loan Commitment.

          “Closing Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commitment” means a Revolving Credit Commitment or Term Loan Commitment, or any combination thereof (as the context requires).

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Covered Satellite” means any In-Orbit Satellite and any Satellite Under Construction.

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          “Debt for Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Debt for Borrowed Money of others secured by (or for which the holder of such Debt for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt for Borrowed Money secured thereby has been assumed, (f) all Guarantees by such Person of Debt for Borrowed Money of others, (g) all Attributable Debt of such Person and (h) the outstanding principal amount of all income and revenues (including accounts receivable) and rights in respect of any thereof sold by such Person in a Qualifying Receivables Transaction; provided, however, that Debt for Borrowed Money shall not include current accounts payable, trade accounts payable or accrued liabilities incurred, or deferred performance incentives accrued, in the ordinary course of business. The Debt for Borrowed Money of any Person shall include the Debt for Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt for Borrowed Money provide that such Person is not liable therefor.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Designated Acquired Assets” means assets acquired pursuant to an acquisition, whether by way of a purchase of assets or stock, merger, consolidation or otherwise (or comprising a business unit or division acquired pursuant to such a transaction), that are identified in writing to the Administrative Agent prior to the date of consummation of such transaction as being intended for sale promptly after such consummation.

          “Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule IV and the environmental matters disclosed in Schedule V.

          “Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Restricted Subsidiaries to any other Person, excluding any sale, assignment, transfer or other disposition of any property (a) in exchange for which the Borrower and the Restricted Subsidiaries received consideration (valued, in the case of non-cash consideration, at fair market value) of less than $10,000,000 in any single transaction or series of related transactions and $50,000,000 in the aggregate after the date hereof, (b) constituting the sale, assignment, transfer, lease or other disposition in the ordinary course of business of goods, services or communications capacity (other than satellites, transponders and ground stations), (c) constituting Qualifying Receivables Transactions, (d) constituting sales of ordinary shares of the Borrower in accordance with the Teleglobe Share Purchase Agreement, (e) constituting sales of ordinary shares of the Borrower pledged to it in connection with the privatization of its predecessor entity or to secure payment obligations owing under customer service contracts and (f) to the Borrower or any Restricted Subsidiary.

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          “Disqualified Person” means any Person (a) whose access to any of the relevant property or data would breach any law, rule or regulation of any applicable Governmental Authority (including the International Traffic in Arms Regulations), (b) who engages as one of such Person’s principal activities in, or is an employee, officer, director or consultant of any other Person engaged in, a business of or relating to the provision of communications services (including satellite launch services and satellite operations services) or otherwise whose access to any of the relevant property or data the Borrower believes could lead to competitive harm to the Borrower or any of its Subsidiaries or (c) who is a party, or is an employee, officer or director of a party, to any pending or overtly threatened action, suit or proceeding before any arbitrator or Governmental Authority and is adverse in interest to the Borrower or any of its Subsidiaries in such action, suit or proceeding.

          “Dollars” or “$” means the lawful currency of the United States of America.

          “Dragonbonds” means the Borrower’s 6-5/8% Notes due March 24, 2004 in the aggregate principal amount of $200,000,000 outstanding as of the date hereof.

          “Early Termination Date” means April 30, 2004.

          “EBITDA” means, for any period, the sum, for the Borrower and its Restricted Subsidiaries (determined on a consolidated basis without duplication), of the following: (a) net operating income (calculated before taxes, Interest Expense, extraordinary or unusual items and income or loss attributable to equity in unconsolidated affiliates) for such period plus (b) depreciation, amortization and other non-cash charges or expenses (to the extent deducted in determining net operating income) for such period plus (c) amounts received in cash (net of cash expenses associated therewith) during such period under the Transponder Purchase Agreement, dated September 12, 2000, between the International Telecommunications Satellite Organization and Telenor Satellite Services AS, as amended by Amendment to Agreement, dated April 2, 2003, between Intelsat LLC, Telenor Satellite Services AS and Telenor Inma AS, as in effect on the date hereof minus (d) non-cash revenues and expenses associated with the Transponder Purchase Agreement referred in the preceding clause (c) (to the extent included in determining net operating income). Notwithstanding the foregoing, if during any period for which EBITDA is being determined the Borrower or any of its Restricted Subsidiaries shall have consummated any acquisition (including, without limitation, the Acquisition) or Disposition of a business or operating unit then, for all purposes of this Agreement, EBITDA shall be determined on a pro forma basis as if such acquisition or Disposition had been made or consummated on the first day of such period.

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters in connection with any Hazardous Material.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of

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the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

          “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum) appearing on Telerate Page 3750 as of 11:00 a.m. (London time) on the date (as to any Interest Period, the “Determination Date”) that is two Business Days before the first day of such Interest Period, as LIBOR for a period equal to such Interest Period. In the event that

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Telerate Page 3750 shall cease to report such LIBOR or, in the reasonable judgment of the Required Lenders, shall cease to accurately reflect such LIBOR, then the “Eurodollar Rate” with respect to such Interest Period for such Eurodollar Rate Loan shall be the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to leading banks in the London interbank market at 11:00 a.m. (London time) on the Determination Date in an amount comparable to the amount of the related Borrowing and for a period equal to such Interest Period.

          “Euronotes” means the Borrower’s 8-3/8% Notes due October 14, 2004 in the aggregate principal amount of $200,000,000 outstanding as of the date hereof.

          “Event of Default” has the meaning assigned to such term in Article VIII.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof.

          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by Bermuda (unless such taxes are imposed solely as a result of entering into this Agreement, receipt of payments hereunder or enforcement of rights hereunder) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by Bermuda or any similar tax imposed by any other jurisdiction in which the Borrower is located (unless such taxes are imposed solely as a result of entering into this Agreement, receipt of payments hereunder or enforcement of rights hereunder) and (c) any tax attributable to a failure to comply with Section 2.16(h), (d) any withholding tax or deduction arising from a judicial or administrative direction to Borrower to withhold or deduct tax from any payment based on a failure of any payee to timely pay tax or report income subject to tax as determined by such court or administrator and or the property of such payee is otherwise subject to judicial or administrative attachment, lien, or levy in connection with a court or administrative proceeding and where such determination or proceeding arises as a result of payee’s general tax position and not attributable in whole or in part to the entering into of this Agreement, and (e) any other tax unless such tax is imposed as a result of a change in law occurring after the date of this Agreement or the date on which a person becomes the Administrative Agent or a Lender.

          “Existing Credit Agreement” means the 3-Year Credit Agreement, dated as of March 21, 2002 among the Borrower, the Banks referred to therein and Citibank, as agent.

          “FCC” means the Federal Communications Commission or any governmental authority substituted therefor.

          “FCC Licenses” means all authorizations, orders and licenses issued by the FCC to the Borrower or any of its Restricted Subsidiaries, under which the Borrower or any of its Restricted Subsidiaries is authorized to launch and/or operate any of its Covered Satellites or to operate, transmit and receive earth stations (other than licenses or authorizations that are no longer in effect).

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          “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means (a) the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or (b) if and to the extent his or her legal authority to act on behalf of the Borrower is demonstrated to the reasonable satisfaction of the Administrative Agent, the chief financial officer, principal accounting officer, treasurer or controller of Intelsat Global Service Corporation.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.

          “Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of any jurisdiction within the United States.

          “GAAP” means generally accepted accounting principles in the United States of America.

          “Galaxy” means Galaxy Satellite TV Holdings Limited, a Hong Kong corporation.

          “Governmental Authority” means the government of the United States of America, of Bermuda or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any federal or other association of or with which any such nation may be a member or associated) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

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          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, total return swap or other interest or currency exchange rate or commodity price or equity value hedging arrangement. For purposes of determining Material Indebtedness and for purposes of Section 7.02(k), the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

          “Indebtedness” of any Person means, without duplication, (a) Debt for Borrowed Money of such Person, (b) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (c) all Guarantees by such Person of Indebtedness of others, (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding any ordinary trade credit) and (e) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that Indebtedness shall not include current accounts payable or trade accounts payable incurred in the ordinary course of business or performance bonds or other obligations incurred in connection with the application for or grant of any license, approval, order or authorization, or any renewal thereof, by any Governmental Authority. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “In-Orbit Insurance” means, with respect to any In-Orbit Satellite, insurance for risks of loss of and damage to such In-Orbit Satellite attaching upon the expiration of the Launch Insurance therefor and renewals during the commercial in-orbit service of such In-Orbit Satellite.

          “In-Orbit Satellite” means a satellite owned by the Borrower or any of its Restricted Subsidiaries that has been launched, excluding any satellite that has been decommissioned or that has otherwise suffered a constructive or actual total loss.

          “Interest Coverage Ratio” means, as at any date, the ratio of (a) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period. Notwithstanding the foregoing, (i) if during any period for which Interest Expense is being determined the Borrower or any of its Restricted Subsidiaries shall have consummated any acquisition or Disposition then, for all purposes of this Agreement, Interest Expense shall be determined on a pro forma basis as if such acquisition or Disposition

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(and any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection with such acquisition or repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period and (ii) if, as at any date (a “calculation date”), fewer than four complete consecutive fiscal quarters have elapsed subsequent to the Closing Date, Interest Expense shall be calculated (after giving effect to the adjustment contemplated in the foregoing clause (i)) only for the portion of such period commencing on the Closing Date and ending on the calculation date and shall then be annualized by multiplying the amount of such Interest Expense by a fraction, the numerator of which is 365 and the denominator of which is the number of days during the period commencing on the day immediately following the Closing Date through and including the calculation date.

          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

          “Interest Expense” means, for any period, the sum, for the Borrower and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Debt for Borrowed Money (including the interest component of any payments in respect of Attributable Debt) accrued or capitalized during such period (whether or not actually paid during such period but excluding interest actually paid in kind) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period) minus (c) interest income for such period (but only to the extent not included in the determination of EBITDA for such period).

          “Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

          “Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

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          “Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise, but not to the extent consideration for the acquisition consists of ordinary shares of the Borrower) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding (i) prepayments under contracts for the construction, launch, operation or insurance of Covered Satellites entered into in the ordinary course of business on customary business terms and (ii) any such deposit, advance, loan or extension of credit arising in the ordinary course of business in connection with the sale or lease of satellite capacity or other communication services, operational services, administrative services or any other similar services on customary business terms; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to any other Person, but excluding any such amount which such Person has no commitment (contingent or otherwise) to advance, lend or extend before the Termination Date; or (d) the entering into of any Hedging Agreement.

          “IPO” means the initial public offering by the Borrower of its Voting Stock.

          “Launch” means, with respect to any In-Orbit Satellite, the point in time at which risk of loss of such Satellite passes to the applicable Satellite Purchaser under the terms of the applicable Satellite Purchase Agreement.

          “Launch Insurance” means, with respect to any In-Orbit Satellite, insurance for risks of loss of and damage to such In-Orbit Satellite attaching not later than the time of Launch and continuing until a minimum of 180 days after Launch.

          “Launch Services Agreement” means, with respect to any In-Orbit Satellite, the agreement between the applicable Satellite Purchaser and the applicable Launch Services Provider relating to the launch of such In-Orbit Satellite.

          “Launch Services Provider” means, with respect to any In-Orbit Satellite, the provider of launch services for such In-Orbit Satellite pursuant to the terms of the Launch Services Agreement related thereto.

          “Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

          “Leverage Ratio” means, as at any date, the ratio of (a) the sum of all Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) on such date to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

          “Lien” means, with respect to any asset owned by any Person, (a) any mortgage,

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deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities owned by such Person, any purchase option, call or similar right of a third party with respect to such securities.

          “Loans” means Term Loans and Revolving Credit Loans.

          “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the ability of the Borrower to perform any of its obligations under this Agreement.

          “Material Indebtedness” means, without duplication, Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.

          “Moody’s” means Moody’s Investors Service, Inc. and its successors.

          “Moody’s Rating” means, at any time, the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Borrower then outstanding most recently announced by Moody’s.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Available Proceeds” means:

          (a) in the case of any Prepayment Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower and its Restricted Subsidiaries directly or indirectly in connection with such Prepayment Disposition; provided that (i) Net Available Proceeds shall be net of (x) the amount of any legal, title, accounting, investment banking and recording tax expenses, commissions and other fees and expenses payable by the Borrower and its Restricted Subsidiaries in connection with such Prepayment Disposition and (y) any foreign or U.S. Federal, state and local income or other taxes estimated to be payable by the Borrower and its Restricted Subsidiaries as a result of such Prepayment Disposition, (ii) Net Available Proceeds shall be net of any repayments (including reasonable expenses in connection therewith) by the Borrower or any of its Restricted Subsidiaries of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the property that is the subject of such Prepayment Disposition and (y) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property and (iii) Net Available Proceeds shall be net of all reserves required by GAAP

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to be established and in fact established and maintained by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable during the period of 24 months following the date that such Prepayment Disposition occurred (or, if a dispute shall arise, promptly following resolution of such dispute), provided that such amounts shall constitute Net Available Proceeds at the times and to the extent such amounts are released from such reserve; and

          (b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Restricted Subsidiaries in respect of such Casualty Event (other than the proceeds of third-party liability insurance, rent insurance, business interruption insurance and other payments for interruption of operations maintained by or on behalf of, or the rights to which have been assigned to, the Borrower and the Restricted Subsidiaries) net of (i) reasonable expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith, (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property, (iii) any income and transfer taxes payable by the Borrower or any of its Restricted Subsidiaries in respect of such Casualty Event and (iv) contractually required payments in the nature of damages, warranties and other similar third party claims payable by the Borrower or of any of the Restricted Subsidiaries as a result of such Casualty Event (but only to the extent that such payments are in fact made within three months of receipt of proceeds of such Casualty Event).

          “New GEO Satellite” has the meaning assigned to such term in the recitals hereto.

          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          “ORBIT Act Event” means the occurrence of all of the following events: (a) either (i) the deadline established by the Open market Reorganization for the Betterment of International Telecommunications Act for the initial public offering by the Borrower of its ordinary shares (after giving effect to any extension thereof granted by the FCC) has passed without the Borrower having effected such initial public offering or (ii) the FCC has rejected the Borrower’s application to extend such deadline beyond December 31, 2003, (b) the Required Lenders or the Administrative Agent (at the request of any Lender) has requested that the Borrower explain to the Lenders the likely effect of the Borrower’s failure to effect such initial public offering or such rejection by the FCC, as the case may be, and (c) the Required Lenders have notified the Administrative Agent that the Borrower has failed to demonstrate to their reasonable satisfaction that such failure or rejection, as the case may be, will not have a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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          “Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies in respect of property or assets of the Borrower or its Subsidiaries that are not yet due or delinquent or are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the Restricted Subsidiaries, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law or by contract (including brokers’ and bankers’ liens and rights of set-off), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions and other social security or retirement benefits laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and

(f) easements, zoning or building restrictions, rights-of-way, reservations, encroachments, variations and other similar encumbrances and restrictions (whether or not recorded) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

          “Permitted Investments” means:

(a) Dollars;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, with a rating of at least A-1 and P-1 from Standard & Poor’s and Moody’s, respectively;

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(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(e) repurchase agreements with a term of not more than 30 days for securities described in clause (b) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;

(f) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having a rating of at least “A-1” or “P-1”, respectively, from either Standard & Poor’s or Moody’s;

(g) to the extent determined by the Borrower in good faith to be necessary for local currency working capital requirements of a Restricted Subsidiary that is a Foreign Subsidiary, other cash equivalents, provided (x) such Investment is made by such Foreign Subsidiary and (y) the aggregate amount of such Investments permitted by this clause (g) for all Restricted Subsidiaries that are Foreign Subsidiaries shall not exceed $10,000,000; and

(h) money market mutual funds having assets in excess of $250,000,000, substantially all of the assets of which are comprised of assets specified in clauses (a) through (f) above.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Disposition” means any Disposition by the Borrower or its Restricted Subsidiaries other than Dispositions:

(a) in the ordinary course of business and on ordinary business terms reasonably consistent with prior practice of the Borrower or such Restricted Subsidiary in an aggregate amount not exceeding $500,000,000 during the term of this Agreement;

(b) of obsolete or worn-out property, tools or equipment, or property, tools or equipment no longer used or useful in the business of the Borrower or any of its Restricted Subsidiaries;

(c) of Permitted Investments;

(d) of Designated Acquired Assets;

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(e) of Investments in Unrestricted Subsidiaries or joint ventures to the extent such investments are outstanding on the date hereof or permitted under the terms of this Agreement at the time made;

(f) of property that is the subject of a condemnation or other taking by a Governmental Authority or is the subject of another Casualty Event;

(g) of rights under satellite construction or launch contracts for fair value, taking into account business and monetary considerations (it being understood that the termination of a contract, and receipt by the Borrower or any of the Restricted Subsidiaries of cash or other consideration previously paid, shall not be deemed to be a Disposition for any purpose);

(h) to a Subsidiary of the Borrower or to the Borrower; or

(i) of rights to use orbital locations for fair value, taking into account business and monetary considerations.

(j) of Intelsat Global Service Corporation’s building located in Washington, D.C. and its lease for office space in Washington, D.C.;

(k) of one Covered Satellite; and

(l) contemplated by the Teleglobe Share Purchase Agreement, dated as of August 21, 2002, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd.

          “Process Agent” has the meaning assigned to such term in Section 10.09(c).

          “Process Agent Acceptance” means a letter from the Process Agent to the Administrative Agent, substantially in the form of Exhibit B.

          “Qualifying Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or such Restricted Subsidiary, as the case may be, may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (as defined below), in the case of a transfer by the Borrower or any of its Subsidiaries intended to be a true sale transaction and (b) any other Person, in the case of a transfer by a Receivables Subsidiary, and any Receivables Subsidiary may transfer, or grant a security interest in, any receivables (whether now existing or arising in the future) of the Borrower or any of its Restricted Subsidiaries and any assets related thereto, including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect thereof and the proceeds thereof; provided that (i) the aggregate outstanding principal amount of Indebtedness of the Receivables Subsidiaries incurred in connection with such transactions shall not exceed $300,000,000 at any time outstanding and (ii) there shall be no recourse under such securitization to the Borrower or any of its other Restricted Subsidiaries other than pursuant to Standard Securitization Undertakings (as defined below). For purposes of this definition, (A) “Receivables Subsidiary” means a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower which engages in no activities

Credit Agreement

other than in connection with the financing of receivables and which is designated by the Board of Directors of the Borrower as a Receivables Subsidiary (as evidenced by filing with the Administrative Agent a certified copy of the resolution of such Board of Directors giving effect to such designation and a certificate of a Financial Officer to the effect that such designation complied with the conditions specified in this definition of “Receivables Subsidiary”), (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations, other than the principal of, and interest on, Indebtedness, under Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than the receivables and related assets sold into the applicable Qualifying Receivables Transaction and other than pursuant to Standard Securitization Undertakings and (b) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (B) “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary that are reasonably customary in the non-recourse securitization of receivables transactions.

          “Quarterly Dates” means (i) the quarterly anniversaries of the Closing Date; provided that (a) whenever a quarterly anniversary would otherwise occur on a day other than a Business Day, the relevant Quarterly Date shall be the next succeeding Business Day (except that, if such extension would cause such Quarterly Date to occur in the next following calendar month, such Quarterly Date shall instead be the next preceding Business Day) and (b) if the relevant calendar month in which such quarterly anniversary would fall does not have a day that corresponds to the Closing Date, the relevant Quarterly Date shall be the last Business Day of such calendar month and (ii) before the Closing Date, the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

          “Rating Level Change” means a change in the Moody’s Rating or the Standard & Poor’s Rating (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in such rating is first publicly announced by Moody’s or Standard & Poor’s, as the case may be.

          “Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

(a) “Rating Level 1 Period” means a period during which the Moody’s Rating is at or above A- or the Standard & Poor’s Rating is at or above A3;

(b) “Rating Level 2 Period” means a period that is not a Rating Level 1 Period during which the Moody’s Rating is Baa1 or the Standards & Poor’s Rating is at or above BBB+;

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(c) “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period during which Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB;

(d) “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period during which the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB-; and

(e) “Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period;

and provided further that if the Moody’s Rating and the Standard & Poor’s Rating differ by more than one rating level, then the Rating Level Period shall be one Rating Level Period higher than the Rating Level Period resulting from the application of the lower of such ratings (for which purpose Rating Level 1 Period is the highest Rating Level Period and Rating Level 5 Period is the lowest Rating Level Period).

          “Register” has the meaning set forth in Section 10.04.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers and employees of such Person and such Person’s Affiliates.

          “Required Lenders” means, at any time, subject to the last paragraph of Section 10.02(b), Lenders having outstanding Loans and unused Commitments representing more than 50% of the sum of the total outstanding Loans and unused Commitments at such time. The “Required Lenders” of a particular Class means Lenders having outstanding Loans and unused Commitments of such Class representing more than 50% of the total outstanding Loans and unused Commitments of such Class at such time.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower.

          “Restricted Subsidiaries” means all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

          “Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

          “Revolving Credit Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Termination Date and the date of termination of the Revolving Credit Commitments.

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          “Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans hereunder, expressed as an amount representing the maximum aggregate amount of the Revolving Credit Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Credit Commitments is $400,000,000.

          “Revolving Credit Lender” means a Lender with a Revolving Credit Commitment.

          “Sale Order” has the meaning assigned to such term in the Asset Purchase Agreement.

          “Satellite Manufacturer” means, with respect to any Satellite Under Construction, the prime contractor and manufacturer of such Satellite Under Construction.

          “Satellite Purchase Agreement” means, with respect to any Satellite Under Construction, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite Under Construction.

          “Satellite Purchaser” means the Borrower or Restricted Subsidiary that is a party to a Satellite Purchase Agreement or Launch Services Agreement, as the case may be.

          “Satellite Under Construction” means any satellite owned by the Borrower or any of its Restricted Subsidiaries and any satellite purchased by the Borrower or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, that is in the process of manufacture or has been manufactured but not yet launched, including if delivered to the launch site for the purposes of launch, but excluding any satellite that has suffered an actual or constructive total loss.

          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission.

          “Sellers” has the meaning assigned to such term in the recitals hereto.

          “Senior Notes” means each of the Borrower’s 7-5/8% Notes due 2012 outstanding on the date hereof in an aggregate outstanding principal amount of $600,000,000.

          “Senior Notes Indenture” means that certain indenture dated as of April 1, 2002, made by and among the Borrower, as issuer, and The Bank of New York, as trustee, pursuant to which the Senior Notes are issued.

          “Standard & Poor’s” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc., and its successors.

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          “Standard & Poor’s Rating” means, at any time, the rating of the long-term senior unsecured, non-credit-enhanced debt obligations of the Borrower then outstanding most recently announced by Standard & Poor’s.

          “Subject Licenses” means all: (a) FCC Licenses for the launch and/or operation of Covered Satellites (other than licenses or authorizations that are no longer in effect, Section 214 common carrier authorizations, and licenses or authorizations relating to the operation of ground facilities and TT&C Stations) and (b) all licenses and all other approvals, orders or authorizations issued or granted by any Governmental Authority outside of the United States of America for the launch and/or operation of the Covered Satellites (other than licenses or authorizations that are no longer in effect, common carrier licenses or authorizations, and licenses or authorizations relating to the operation of ground facilities and TT&C Stations).

          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Term”, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is a Term Loan, as opposed to Revolving Credit.

          “Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Term Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $400,000,000.

          “Term Loan Commitment Termination Date” means October 14, 2004, provided that if the Acquisition is not consummated on or before the Early Termination Date, the Term Loan Commitment Termination Date shall mean the Early Termination Date.

          “Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

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          “Term Loans”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

          “Termination Date” means the third anniversary of the Closing Date, except that if the Acquisition has not been consummated on or before the Early Termination Date, the Termination Date shall mean the Early Termination Date.

          “Third Party Launch Liability Insurance” means insurance for legal liability for property loss or damage and bodily injury caused by any satellite owned or purchased by the Borrower or any of its Restricted Subsidiaries or the launch vehicle used to launch any such satellite and procured by the Launch Services Provider with respect to such satellite in accordance with the terms of the relevant Launch Services Agreement.

          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the Asset Purchase Agreement, the consummation of the Acquisition, the borrowing of Loans and the use of the proceeds thereof.

          “Transferred Business” has the meaning assigned to such term in the Asset Purchase Agreement.

          “TT&C Station” means an earth station owned and operated by the Borrower or any of its Restricted Subsidiaries for the purpose of providing tracking, telemetry, control and monitoring of any Covered Satellite.

          “TT&C Transition Services Agreement” means the TT&C Transition Services Agreement by and among Intelsat (Bermuda), Ltd., Loral Space and SpaceCom, dated as of July 15, 2003.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

          “Unrestricted Subsidiaries” means (a) each of Galaxy and WildBlue during such times as it is a Subsidiary of the Borrower and (b) each other Person hereafter designated by the Borrower as an “Unrestricted Subsidiary” hereunder if (i) at the time of such designation hereunder, such Person is also designated as an “Unrestricted Subsidiary” under and in accordance with the Senior Notes Indenture, (ii) the Borrower would be in compliance with Section 7.10 on a pro forma basis for the period of four fiscal quarters ending on or most recently ended prior to the date of such designation if such Person had been an Unrestricted Subsidiary during such period and (iii) at the time of such designation, both immediately before and immediately after giving effect thereto (including, without limitation, following the application thereto of the last sentence of Section 7.05), no Default shall have occurred and be continuing and (c) all Subsidiaries of Unrestricted Subsidiaries.

          “Voting Stock” means capital stock issued by a corporation or equivalent interests in any other Person, the holders of which are entitled to vote for the election of directors (or persons performing similar functions) of such Person.

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          “Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than directors’ or similar qualifying shares, and other than shares required to be held by third parties under applicable law, so long as the percentage of such shares held by third parties shall not exceed .01% of the total outstanding shares of such corporation, partnership or other entity) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. Unless otherwise specified, “Wholly Owned Subsidiary” means a direct or indirect Wholly Owned Subsidiary of the Borrower, and “Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary that is also a Restricted Subsidiary.

          “WildBlue” means WildBlue Communications, Inc., a Delaware corporation.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Principles of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person (by name or otherwise) shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.03. Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder

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shall be prepared, and all calculations made for purposes of determining compliance with the terms hereof, shall be made, as if the Unrestricted Subsidiaries were carried as equity investments by the Borrower and its Restricted Subsidiaries.

ARTICLE II

THE CREDITS

          SECTION 2.01. Facilities.

          (a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) the aggregate outstanding principal amount of such Lender’s Revolving Credit Loans exceeding such Lender’s Revolving Credit Commitment or (ii) the aggregate outstanding principal amount of the Revolving Credit Loans of all of the Lenders exceeding $150,000,000 on the Closing Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

          (b) Term Loans. Subject to the terms and conditions set forth herein, including Section 2.02(c), each Term Loan Lender agrees to make Term Loans to the Borrower in up to two drawdowns in an aggregate principal amount not exceeding its Term Loan Commitment as follows:

(i) If the Dragonbonds shall have already been paid on or before the Closing Date with the Borrower’s cash-on-hand (including cash-on-hand comprised of the proceeds of the Bonds) or refinanced with the proceeds of commercial paper or short-term revolving loans, a borrowing of Term Loans may be made on the Closing Date, and the proceeds of such borrowing shall be used (and the aggregate amount of such borrowing from all of the Term Loan Lenders shall not exceed the amount required) to replenish such cash-on-hand or to pay such commercial paper or revolving credit loans, as the case may be.

(ii) If the Dragonbonds have not been paid on or before the Closing Date, a borrowing of Term Loans may be made on the Business Day prior to or, at the sole discretion of the Borrower, on, the maturity date for the Dragonbonds, and the proceeds of such borrowing shall be used (and the aggregate amount of such borrowing from all of the Term Loan Lenders shall not exceed the amount required) to pay the principal of the Dragonbonds on the maturity date for the Dragonbonds.

(iii) A borrowing of Term Loans may be made on the Business Day prior to or, at the sole discretion of the Borrower, on, the maturity date for the Euronotes, and the proceeds of such borrowing shall be used (and the aggregate amount of such borrowing from all of the Term Loan Lenders shall not exceed the amount required) to pay the principal of the Euronotes on the maturity date for the Euronotes.

Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

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          SECTION 2.02. Loans and Borrowings.

          (a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (b) Type of Loans. Subject to Section 2.12, each Borrowing shall be constituted entirely of Base Rate Loans or of Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Lender to make such Loan or of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) Minimum Amounts; Limitation on Number of Borrowings. Each Borrowing of Term Loans shall be in a minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof and each Borrowing of Revolving Loans shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Rate Borrowings outstanding.

          (d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Rate Borrowing) any Borrowing if the Interest Period requested therefor would end after the Termination Date.

          SECTION 2.03. Requests for Borrowings.

          (a) Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request substantially in the form attached as Exhibit C.

          (b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Credit Borrowing or a Term Loan Borrowing;

(ii) the aggregate amount of the requested Borrowing;

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(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;

(v) in the case of a Eurodollar Rate Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and subject to Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Sections 2.04 and 2.05.

          (c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          (d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the requested Borrowing shall be made instead as a Base Rate Borrowing.

          SECTION 2.04. Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

          SECTION 2.05. Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Lender does not pay such amounts to the Administrative Agent forthwith upon demand, the Administrative Agent may notify the Borrower and request the Borrower to pay such amounts, following which request the Borrower shall pay such amounts to the Administrative Agent with interest not later than 2:00 p.m. on the following Business Day. Such interest payable by the Borrower shall accrue at a rate per annum equal to (i) the interest rate

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applicable to the related Borrowing, for the period from the date of such Borrowing through but not including such following Business Day and (ii) 2% plus the rate applicable to the related Borrowing, for the period from such following Business Day and thereafter. Nothing in the preceding shall act or be construed as a waiver of any claims or right of action that the Borrower may have against any Lender that defaults on the payment to the Administrative Agent thereby causing the Borrower to repay the Administrative Agent such amount advanced.

          SECTION 2.06. Interest Elections.

          (a) Elections by the Borrower. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Rate Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

          (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and subject to Section 2.02(d).

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          (d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

          SECTION 2.07. Termination and Reduction of the Commitments.

          (a) Scheduled Termination. Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Term Loan Commitment Termination Date and (ii) the Revolving Credit Commitments shall terminate at 5:00 p.m., New York City time, on the Termination Date.

          (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments pursuant to this Section shall be (a) in a minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof or (b) for Revolving Credit Commitments, in an amount equal to the unused portion of the Revolving Credit Commitments, (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto, the aggregate outstanding principal amount of the Revolving Credit Loans would exceed the total Revolving Credit Commitments and (iii) unless the Borrower concurrently terminates all of the Commitments, the Borrower shall not (x) terminate or reduce any of the Commitments on or before the Closing Date or (y) terminate or reduce the Term Loan Commitments after the Closing Date if, after giving effect thereto, the aggregate outstanding principal amount of the Euronotes and the Dragonbonds would exceed the aggregate amount of the Term Loan Commitments of all of the Lenders.

          (c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

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          (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.08. Repayment of Loans; Evidence of Debt.

          (a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders, the outstanding principal amount of the Revolving Credit Loans on the Termination Date,

(ii) to the Administrative Agent for account of the Term Loan Lenders, the outstanding principal amount of the Term Loans on the Termination Date.

          (b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

          (c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

          (e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (f) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and

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deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.09. Prepayment of Loans.

          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

          (b) Mandatory Prepayments. Subject to the requirements of this Section, the Borrower will prepay the Term Loans and/or the Term Loan Commitments shall be reduced as follows:

(i) Casualty Events. Upon the date 360 days following the receipt by the Borrower or any of its Restricted Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event (other than an Excluded Casualty Event (as defined below)) affecting any property of the Borrower or any of its Restricted Subsidiaries, or any part of the Transferred Business (or upon such earlier date as the Borrower or such Restricted Subsidiary, as the case may be, shall have determined in its sole discretion not to repair or replace the property affected by such Casualty Event), the Borrower shall prepay the Term Loans and/or the Term Loan Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied or committed under a binding agreement to be applied to the repair or replacement of such property or otherwise to the reinvestment in the business of the Borrower and its Restricted Subsidiaries (it being understood that such Net Available Proceeds may not be so applied at any time that a Default has occurred and is continuing), such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (iv) of this paragraph. For purposes hereof, “Excluded Casualty Event” means a Casualty Event the Net Available Proceeds of which are less than $10,000,000.

(ii) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders pursuant to Section 7.03 to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Prepayment Disposition (herein, the “Current Disposition”), together with all prior Prepayment Dispositions as to which a prepayment has not yet been made under this paragraph, shall exceed $10,000,000 then, no later than five Business Days prior to the occurrence of the Current Disposition, the Borrower shall deliver to the Lenders a statement, certified by a Financial Officer, in form and detail reasonably satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Prepayment Dispositions and shall prepay the Term Loans, and/or the Term Loan Commitments shall be subject to automatic reduction, in an

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aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (iv) of this paragraph, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (ii) to the extent that

(A) the Borrower advises the Administrative Agent at the time of the relevant Disposition that it intends to use such Net Available Proceeds to reinvest in the business of the Borrower and its Restricted Subsidiaries, and

(B) such Net Available Proceeds are in fact within 360 days of such Disposition so applied or committed under a binding agreement to be applied to such reinvestment (it being understood that (i) such Net Available Proceeds may not be so applied at any time that there shall have occurred and be continuing either a Default referred to in any of paragraphs (a), (b), (h) or (i) of Article VIII hereof or an Event of Default and (ii) in the event Net Available Proceeds from more than one Disposition are held by the Borrower, or have been applied to the prepayment of Revolving Credit Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Dispositions occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Credit Loans for more than 360 days shall be forthwith applied to the prepayment of Loans as provided above).

(iii) Seller-Related Representation. If the certificate furnished pursuant to Section 5.01(m) shall prove to have been incorrect on the Closing Date in any material respect, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) require the Borrower immediately to prepay the Loans then outstanding in whole (or in part, in which case any principal not so required to be prepaid may thereafter be required immediately to be prepaid), and thereupon the principal of the Loans so required to be prepaid, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall be prepaid by the Borrower immediately, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrower.

(iv) Application. Prepayments and/or reduction of the Term Loan Commitments pursuant to this clauses (i) and (ii) of this paragraph shall be applied to the Term Loans as follows: (A) if such prepayment and/or reduction of the Term Loan Commitments is required to be made before the Term Loan Commitments have terminated, to reduce the aggregate unused amount of the Term Loan Commitments (and to the extent that the amount to be so applied exceeds the aggregate unused amount of the Term Loan Commitments, the Borrower shall prepay the Term Loans in an aggregate amount equal to such excess), and (B) if such prepayment and/or reduction of the Term Loan Commitments is required to be made after the Term Loan Commitments have terminated, to prepay the Term Loans.

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          (c) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder, other than a prepayment under Section 2.09(b)(iii), (i) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b).

          SECTION 2.10. Fees.

          (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee on the average daily unused amount of each Commitment of such Lender during the period from, and including, the date hereof to, but excluding, the date such Commitment terminates. Such commitment fee shall accrue at the rate per annum equal to (i) 0.25%, during the period from, and including, the date hereof to but excluding, the Closing Date and (ii) during the period from and including the Closing Date and at all times thereafter, the Applicable Rate for commitment fees. Accrued commitment fees on each Commitment shall be payable in arrears on each Quarterly Date and on the date such Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to the Revolving Credit Commitments, the Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans.

          (b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

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          SECTION 2.11. Interest.

          (a) Base Rate Loans. The Loans constituting each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate.

          (b) Eurodollar Rate Loans. The Loans constituting each Eurodollar Rate Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period for such Borrowing plus the Applicable Rate.

          (c) Default Interest. Notwithstanding the foregoing, if any principal of, or interest on, any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.

          (d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Credit Loan that is a Base Rate Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

          (e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on Citibank’s publicly announced base rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.12. Alternative Interest Rate. If, prior to the commencement of an Interest Period for any Eurodollar Rate Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

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then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Borrowing and (ii) if any Borrowing Request requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

          SECTION 2.13. Illegality.

          (a) Illegality of Eurodollar Rate Loans. Notwithstanding any other provision of this Agreement, if, as a result of any Change in Law, it becomes unlawful for any Lender to honor its obligation to make or maintain Eurodollar Rate Loans hereunder (and, in the sole opinion of such Lender, the designation of a different lending office, or assignment of its rights and obligations hereunder to another of its offices or Affiliates, either would not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans of any other Type into, Eurodollar Rate Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Rate Loans (in which case the provisions of paragraph (b) of this Section shall be applicable).

          (b) Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Rate Loans or to continue, or to convert Base Rate Loans into, Eurodollar Rate Loans shall be suspended pursuant to this Section, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans or on such earlier date (but not earlier than the effective date of such Change in Law) as such Lender may specify to the Borrower with a copy to the Administrative Agent and, unless and until such Lender gives notice as provided in paragraph (c) of this Section that the circumstances that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

          (c) End of Illegality. If any Lender whose obligation to make or maintain Eurodollar Rate Loans has been suspended pursuant to this Section gives notice to the Borrower with a copy to the Administrative Agent that the circumstances that gave rise to such suspension no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans of the same Class made by other Lenders are outstanding, such Lender’s Base Rate Loans of such Class shall be automatically converted, on

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the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and Eurodollar Rate Loans of such Class are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments of such Class.

          SECTION 2.14. Increased Costs.

          (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to directly increase the cost to such Lenders of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

          (c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or

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reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.15. Funding Indemnity. In the event of (a) the payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any Eurodollar Rate Loan other than on the last day of an Interest Period therefore, then, in any such event, the Borrower shall compensate each Lender for the loss (excluding loss of profit and, subject to the following sentence, loss attributable to such Lender’s gross negligence or willful misconduct), cost and expense attributable to such event. In the case of a Eurodollar Rate Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Eurodollar Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.16. Taxes.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder to the Administrative Agent or any Lender shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

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          (c) Excluded Taxes. For purposes of clarification, paragraph (a) shall not apply to any deductions arising from Excluded Taxes, and the Borrower shall not be required to increase any payment for or with respect to any required deduction or withholding arising from the imposition of Excluded Taxes.

          (d) Borrower’s Right to Contest Indemnified Taxes. Notwithstanding any other provision, to the extent that Borrower is required to increase a payment as a result of Indemnified Taxes, the Borrower shall have the right to contest, at Borrower’s expense, the imposition of such Indemnified Taxes, and to the extent any recovery of Indemnified Taxes is made, such recovery shall belong exclusively to Borrower. Lenders shall reasonably cooperate with any such contest in good faith. In the event Borrower exercises this right to contest, Borrower shall give reasonable notice of such contest and the result thereof to Lender.

          (e) Borrower’s Right to Refunds of Indemnified Taxes; Tax Credits. If the Borrower pays any such additional amounts under paragraph (a) and the payee acting in good faith determines that a refund of Indemnified Taxes or Other Taxes is attributable to payment of such additional amounts and such payee has obtained, utilized and retained such refund, then such payee shall pay to the Borrower, within thirty (30) days after such determination an amount that such payee determines in good faith will leave payee in the same after-tax position as it would have been if the payment had not been adjusted under paragraph (a).

          If and to the extent that any Lender or the Administrative Agent, in its sole discretion, determines that it has received or been granted a credit against any Indemnified Taxes or Other Taxes in respect of which it has received additional payments under paragraph (a), and such credit has been obtained and utilized by such Lender or the Administrative Agent, then such Lender or the Administrative Agent shall pay to the Borrower an amount which such Lender or the Administrative Agent determines, in its sole discretion will leave it, after the payments, in the same after-tax position as it would have been in had the payments required under paragraph (a) not been required to be made by the Borrowers; provided, however that (i) such Lender or the Administrative Agent shall be the sole judge of the amount of such credit, refund, relief or remission and the date on which it is received, (ii) such Lender or the Administrative Agent shall not be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with such Lender’s or the Administrative Agent’s right to manage its tax affairs in whatever manner it sees fit; and (iv) if such Lender or the Administrative Agent shall subsequently determine that it has lost all or a portion of such tax credit, the Borrower shall promptly remit to such Lender or the Administrative Agent the amount certified by such Lender or the Administrative Agent to be the amount necessary to restore such Lender or the Administrative Agent to the position it would have been in if no payment had been made pursuant to this clause (e).

          (f) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

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Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (g) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (h) Lender Cooperation. If any Lender is or may be entitled to an exemption from or reduction in withholding tax under the law of any jurisdiction or any treaty to which any such jurisdiction is a party as of the date of this agreement or the date on which such person becomes a Lender, that Lender shall deliver to the Borrower (with a copy to the Administrative Agent) prior to the first date on which interest is required to be paid to such Lender and at such times thereafter as may be requested by Borrower such properly completed and executed documentation, including required attachments, prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In the event that a Lender ceases to be entitled to an exemption from or reduction in withholding tax or the amount of such reduction in withholding tax changes, the Lender shall notify Borrower (with a copy to the Administrative Agent) of that fact prior to the next date after such change on which interest is required to be paid to such lender.

          SECTION 2.17. Mitigation Obligations; Replacement of Lenders.

          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts (i) to designate a different lending office to make, issue, fund or maintain the Commitments of such Lender or the affected Loans hereunder or (ii) to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder or if any Lender’s obligation to make or continue, or to convert Loans of any Type into the other Type shall be suspended hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights, title and obligations under this Agreement to an assignee that shall assume such obligations

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(which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts due and payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS

          SECTION 3.01. Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.14, 2.15 or 2.16, or otherwise) (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Two Penns Way, New Castle, Delaware 19720, ABA #021000089, Account No.: 36852248, Account Name: For Credit to Medium Term Finance, Reference: Intelsat, Attention: Lisa Rodriguez (or such other account as may be designated by the Administrative Agent to the Borrower), except payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

          SECTION 3.02. Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

          SECTION 3.03. Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the relevant Lenders, each payment of commitment fee under Section 2.10 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.07 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts

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of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Credit Loans and Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

          SECTION 3.04. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          SECTION 3.05. Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

          SECTION 3.06. Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05 or 3.05, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to

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satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders that:

          SECTION 4.01. Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 4.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.03. Governmental Approvals; No Conflicts. Subject to the following sentence, the execution, delivery and performance by the Borrower of this Agreement and the Asset Purchase Agreement, the borrowing of Loans and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including the Bermuda Monetary Authority) having jurisdiction over the Borrower, other than (i) such as have been obtained or made and are in full force and effect and (ii) such FCC consents, approvals, registrations, and filings as may be required in the ordinary course of business of the Borrower and its Subsidiaries in connection with the use of proceeds of the Loans hereunder, (b) will not violate any applicable law or regulation (including regulations of the Bermuda Monetary Authority) or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority having jurisdiction over the Borrower, (c) will not (except with respect to provisions of the Existing Credit Agreement that have been waived and, with respect to the Asset Purchase Agreement and the consummation of the Acquisition, except as set forth in Schedule 4.4 thereof) violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person before the applicable stated date of maturity and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries. The preceding sentence is true and the representation and warranty therein is made

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with respect to the Asset Purchase Agreement and the consummation of the Acquisition only to the extent set forth in Sections 3.4, 3.5, 4.3 and 4.4 of the Asset Purchase Agreement.

          SECTION 4.04. Financial Condition; No Material Adverse Change.

          (a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, shareholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2002, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2003, certified by the chief financial officer of the Borrower. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.

          (b) No Material Adverse Change. Since December 31, 2002, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole. The downgrading in the ratings of the Borrower’s debt securities shall not in and of itself constitute a material adverse change referred to in the preceding sentence so long as the Moody’s Rating is at or above Baa3 (with a stable outlook) and the Standard & Poor’s Rating is at or above BBB- (with a stable outlook).

          SECTION 4.05. Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and to the knowledge of Borrower, the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.06. Litigation and Environmental Matters.

          (a) Actions, Suits and Proceedings. Except for the Disclosed Matters, or as otherwise disclosed in the financial statements delivered pursuant to this Agreement, there are no actions, suits, proceedings or (to the knowledge of the Borrower) investigations by or before any arbitrator or Governmental Authority having jurisdiction over the Borrower or any of its Restricted Subsidiaries now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Asset Purchase Agreement.

          (b) Environmental Matters. Except for the Disclosed Matters, and other than as disclosed in the financial statements delivered pursuant to this Agreement, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or

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comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis that could reasonably be expected to result in any Environmental Liability.

          (c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

          SECTION 4.07. Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.08. Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

          SECTION 4.09. Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books in the opinion of the Borrower adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $110,000,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 4.11. Disclosure. None of the reports, financial statements, certificates or other information with respect to the Borrower, its Restricted Subsidiaries and the Transactions furnished in writing by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement or delivered hereunder when taken as a whole (as modified or supplemented by other information so furnished and considered as a whole) contained, as of the date given, any material misstatement of fact or omitted, as of the date given, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (subject to any normal year-end adjustments made to the financial information provided as a result of an audit); provided that,

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with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 4.12. Use of Credit. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

          SECTION 4.13. Material Agreements and Liens.

          (a) Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Restricted Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 as of the date hereof, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule II as of the date hereof.

          (b) Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 as of the date hereof and covering any property of the Borrower or any of its Restricted Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II as of the date hereof.

          SECTION 4.14. Subsidiaries and Investments.

          (a) Subsidiaries. Set forth in Part A of Schedule VI is a complete and correct list of all of the Subsidiaries of the Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. On the date hereof, (x) each of the Borrower and its Restricted Subsidiaries owns, free and clear of Liens (other than Permitted Emcumbrances), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule VI, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable (or the equivalent under the laws of the applicable jurisdictions of incorporation) and (z) there are no outstanding Equity Rights with respect to any such Person that is a Restricted Subsidiary.

          (b) Investments. Set forth in Part B of Schedule VI is a complete and correct list of all Investments held by the Borrower or any of its Subsidiaries in Persons (other than Restricted Subsidiaries) in which the Borrower and its Restricted Subsidiaries own more than 5% of the Voting Stock and, for each such Investment, (x) the identity of the Person or Persons

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holding such Investment and (y) the nature of such Investment. On the date hereof, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Emcumbrances), all such Investments.

          (c) Restrictions on Restricted Subsidiaries. None of the Restricted Subsidiaries of the Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.08 other than as permitted hereunder.

          SECTION 4.15. FCC Licenses, Etc. Schedule VII accurately and completely lists for each Covered Satellite all space station orders, authorizations and licenses issued by the FCC to the Borrower or any Restricted Subsidiary in effect as of the date hereof for the launch and operation of any Covered Satellite that has not yet been launched and for the operation as of the date hereof of any Covered Satellite that has been launched (other than Section 214 common carrier authorizations or licenses and authorizations or licenses relating to the operation of ground facilities and TT&C Stations). Each of the Subject Licenses was validly issued and is in full force and effect, and the Borrower and its Restricted Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto required to be fulfilled or performed as of the date hereof and have full power and authority to operate thereunder.

          SECTION 4.16. Satellites. Schedule VIII accurately and completely lists as of the date hereof each of the Covered Satellites owned by the Borrower and its Restricted Subsidiaries on the date hereof, and setting forth for each In-Orbit Satellite, the orbital slot and number and frequency band of the transponders (based on satellite design capabilities and measured in 36 megahertz equivalents) on such In-Orbit Satellite.

          SECTION 4.17. Proper Form. This Agreement is in proper legal form under the law of Bermuda for the enforcement thereof against the Borrower under such law, and if this Agreement were stated to be governed by such law, it would constitute a legal, valid and binding obligation of the Borrower under the law of Bermuda, enforceable in accordance with their respective terms. All formalities required in Bermuda for the validity and enforceability of this Agreement (including any necessary registration, recording or filing with any court or other Governmental Authority thereof or therein) have been accomplished, and no Indemnified Taxes or Other Taxes are required to be paid to Bermuda, or any political subdivision thereof or therein, and no notarization is required, for the validity and enforceability thereof.

          SECTION 4.18. Pari Passu. This Agreement and the obligations evidenced hereby are and will at all times be direct and unconditional general obligations of the Borrowers, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other unsecured Indebtedness of the Borrower, whether now existing or hereafter outstanding. There exists no Lien (including any Lien arising out of any attachment, judgment or execution), nor any segregation or other preferential arrangement of any kind, on, in or with respect to any of the property or revenues of the Borrower or any of its Restricted Subsidiaries, except as expressly permitted by Section 7.02.

          SECTION 4.19. No Immunity. The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement. The execution, delivery and

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performance by the Borrower of this Agreement constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor any of its properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of the Borrower under this Agreement.

ARTICLE V

CONDITIONS

          SECTION 5.01. Closing Date. The obligations of the Lenders to make Term Loans and Revolving Credit Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence (which may include facsimile transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinions of Counsel. Opinions, dated the Closing Date (addressed to the Administrative Agent and the Lenders) of (i) Sullivan & Cromwell LLP, special New York counsel for the Borrower, substantially in the form of Exhibit E-1, (ii) Wiley Rein & Fielding LLP, special FCC counsel to the Borrower, substantially in the form of Exhibit E-2, (iii) David Meltzer, the General Counsel of Intelsat Global Service Corporation, substantially in the form of Exhibit E-3, (iv) Conyers Dill & Pearman, special Bermuda counsel for the Borrower, substantially in the form of Exhibit F (and the Borrower hereby instructs the counsel referred to in clauses (i), (ii), (iii) and (iv) of this paragraph (b) to deliver such counsel’s opinions to the Lenders and the Administrative Agent) and (v) Milbank, Tweed, Hadley & McCloy LLP, counsel for the Administrative Agent, substantially in the form of Exhibit G.

(c) Organizational Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower or this Agreement by the Borrower.

(d) Officer’s Certificate. A certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower or other Financial Officer, (i) confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02 (including, regardless of whether a Borrowing is made on the Closing Date, the accuracy of the representations and warranties set forth in Sections 4.04(b) and 4.06(a) and (c)) and (ii) stating that the Borrower has complied with Article VII (disregarding the exception referred to therein relating to Section 8.07 of the Existing Credit Agreement).

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(e) Process Agent Acceptance. A Process Agent Acceptance, duly executed and delivered by the Process Agent, in substantially the form of Exhibit B.

(f) Asset Purchase Agreement. A copy of the Asset Purchase Agreement, certified by a Financial Officer as true, complete and in full force and effect on the Closing Date and in the form most recently furnished to the Lenders before the date hereof, without modification except for modifications that do not, individually or in the aggregate, materially adversely affect the Lenders.

(g) Sale Order. A copy of the Sale Order, certified by a Financial Officer as true, complete, final and in full force and effect on the Closing Date and in the form most recently furnished to the Lenders before the date hereof, without modification or the imposition of conditions or limitations with respect thereto, except for such immaterial modifications, conditions or limitations that do not, individually or in the aggregate, materially adversely affect the Lenders.

(h) Loral Financial Statements. The financial statements required to be delivered by the Sellers under Section 6.7 of the Asset Purchase Agreement, having the form and scope required by the Asset Purchase Agreement.

(i) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 6.06. In addition, the Borrower shall have delivered a certificate of a Financial Officer setting forth the insurance obtained by it in accordance with the requirements of Section 6.06 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

(j) Certificate as to Certain Financial Matters. A certificate, dated the Closing Date and signed by a Financial Officer, demonstrating in reasonable detail that the Leverage Ratio on the Closing Date, calculated on a pro forma basis using reasonable assumptions as if the Acquisition (excluding the acquisition of the New GEO Satellite), the issuance of the Bonds and the borrowings of the full amount of the Term Loan Commitments and the application of the proceeds therefrom had occurred on the first day of the period of four full fiscal quarters ending on or most recently ended before the Closing Date) does not exceed 3.6 to 1.

(k) Repayment of Existing Indebtedness. Evidence (which may consist of confirmation from the agent for the lenders under the Existing Credit Agreement) that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness outstanding under the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the Existing Credit Agreement shall have been canceled or terminated.

(l) Consummation of Acquisition. Evidence (which may consist of attendance at the closing of the Acquisition by a representative of New York counsel to the Administrative Agent) that the Acquisition shall have been (or shall be simultaneously) consummated in all material respects in accordance with the terms of the Asset Purchase

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Agreement (except for any modifications, supplements or material waivers thereof, or written consents or determinations made by the parties thereto, that shall be reasonably satisfactory to the Required Lenders), and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower to such effect and to the effect that attached thereto are true and complete copies of the definitive documents delivered to the Borrower or the Sellers at the closing of the Acquisition pursuant to the Asset Purchase Agreement. In addition, the Administrative Agent shall have received copies of the legal opinions delivered to the Borrower pursuant to the Asset Purchase Agreement in connection with the Acquisition, together with a letter from each Person delivering such opinion (or authorization within such opinion) authorizing reliance thereon by the Administrative Agent and the Lenders, it being understood that the Borrower shall request counsel for the Sellers to deliver such a reliance letter.

(m) Seller-Related Representation. A certificate of the Borrower, dated the Closing Date, setting forth its representation and warranty that, to its knowledge, the representations and warranties of each Seller contained in the Asset Purchase Agreement are true and correct as at the Closing Date (except for representations made by such Seller as of a specific date, which to the knowledge of the Borrower were true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Change (as defined in the Asset Purchase Agreement). Such certificate shall provide that, for the purposes of such representation and warranty by the Borrower, the representations and warranties of the Sellers, except for the representations and warranties of the Sellers set forth in Section 3.19 of the Asset Purchase Agreement, shall be read without giving effect to the terms “material”, “Material Adverse Change”, “Material Adverse Effect” or words with a similar meaning.

(n) Pro Forma Financial Statements. If the Borrower shall have released its annual audited financial statements as at and for the year ending December 31, 2003 on or before the Closing Date and the Closing Date shall occur more than 90 days after December 31, 2003, pro forma financial statements in the form and scope set forth in the Borrower’s Form F-4 filed with the SEC in connection with the Bonds, reflecting the pro forma financial condition of the Borrower and its Restricted Subsidiaries at said date and for such year after giving effect to the Acquisition, together with a certificate of a Financial Officer to the effect that, in his opinion, the assumptions forming the basis for such pro forma financial statements are reasonable.

(o) No Change to Capital Structure. A certificate, dated the Closing Date and signed by the President or a Vice President of the Borrower or a Financial Officer, confirming that the capital structure of the Borrower and its Restricted Subsidiaries as described in the Information Memorandum distributed by the Arrangers to the Lenders in connection with this Agreement after giving pro forma effect to the Transactions, has not changed materially, unless such change is reasonably satisfactory to the Lenders.

(p) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request.

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          The obligation of each Lender and the Administrative Agent referred to above in this Section 5.01 is also subject to (x) the fact that no ORBIT Act Event shall have occurred and (y) the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower). The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

          SECTION 5.02. Conditions to Each Credit. The obligation of each Lender to make any Loan is additionally subject to the satisfaction of the following conditions:

(a) both before and after giving effect to such Loan, the representations and warranties of the Borrower set forth in Section 4 of this Agreement (other than, in connection with the making of any Loan after the Closing Date, the representations and warranties set forth in Sections 4.04(b) and 4.06(a) and (c)) shall be true and correct in all material respects on and as of the date of such Loan (or, if any such representation or warranty is expressly related to an earlier date, as of such earlier date); and

(b) at the time of and immediately after giving effect to such Loan no Default shall have occurred and be continuing.

          Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (which shall promptly upon receipt thereof provide a copy of each Lender):

(a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being

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understood and agreed that the furnishing by the Borrower of its Form 6-K or the filing of a Form 10-Q with the SEC as at the end of and for any fiscal quarter, certified as aforesaid, shall be deemed to satisfy its obligations under this paragraph with respect to such quarter);

(b) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like material qualification or material exception and without any material qualification or material exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood and agreed that the filing by the Borrower of its Form 20-F or Form 10-K with the SEC as at the end of and for any fiscal year, reported on as aforesaid, shall be deemed to satisfy its obligations under this paragraph with respect to such year);

(c) with the delivery of each of the financial statements referred under clause (a) or (b) of this Section, (i) a certificate, substantially in the form of Exhibit H hereto, in which a Financial Officer certifies compliance with the requirements of Sections 7.02, 7.05, 7.06, 7.09 and 7.10 and (ii) a reconciliation certified by a Financial Officer between the financial results for the Borrower and its Subsidiaries set forth in such financial statements and the calculations necessary to demonstrate compliance with Section 7.10, such reconciliation to be in scope and detail reasonably satisfactory to the Administrative Agent;

(d) promptly, and in any event within five Business Days after an officer of the Borrower obtains actual knowledge thereof, notice of the occurrence of any condition, event or act which constitutes a Default;

(e) promptly, notice of each Rating Level Change;

(f) no less than annually with respect to each In-Orbit Satellite that has a net book value exceeding $50,000,000, and upon the occurrence of an Event of Default at any time upon the reasonable request of the Administrative Agent (i) with respect to any one or more In-Orbit Satellites operated by the Borrower or any of its Subsidiaries, a satellite health report prepared by the Borrower and certified by a Financial Officer in the form set forth as Exhibit I, (ii) with respect to the In-Orbit Satellites acquired in the Acquisition delivered during the period in which the TT&C Transition Services Agreement is in effect, any satellite health report received by the Borrower pursuant to the terms of the TT&C Transition Services Agreement and (iii) with respect to any In-Orbit Satellite that is operated by any Person other than the Borrower or any of its Subsidiaries, any satellite health reports received by the Borrower from such Person, provided that nothing in this clause (f) shall require the Borrower to deliver any information to any Lender to the extent delivery of such information is restricted by

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applicable law;

(g) promptly, notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(h) promptly, notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $50,000,000;

(i) promptly, notice of any actual or constructive total or other material loss event with respect to any satellite which, prior to such event, was a Covered Satellite;

(j) if the FCC rejects the Borrower’s application to extend beyond December 31, 2003 the deadline for the initial public offering by the Borrower of its ordinary shares established by the Open market Reorganization for the Betterment of International Telecommunications Act, prompt notice of such rejection; and

(k) from time to time, such other information or documents relating to the business, operations or financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent may reasonably request.

          SECTION 6.02. Conduct of Business, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, conduct and operate its business diligently and in the ordinary manner in compliance in all material respects with all applicable laws, governmental rules, regulations or orders, decisions or decrees whether imposed by government mandate or otherwise except to the extent such failure to comply would not, in the aggregate, have a Material Adverse Effect.

          SECTION 6.03. Preservation of Existence, Rights, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business in all material respects; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 or require the preservation, renewal or maintenance of any FCC License for a Satellite Under Construction.

          SECTION 6.04. Payment of Obligations. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge as the same becomes due and payable all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it, its properties or its assets, except for (i) any tax described in paragraph (a) of the definition of “Permitted Encumbrances”, (ii) such obligations and liabilities that, if not so discharged, would not have a Material Adverse Effect and (iii) Indebtedness that does not constitute Material Indebtedness.

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          SECTION 6.05. Maintenance of Properties. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, which shall include, in the case of Covered Satellites (other than Satellites Under Construction), the provision of tracking, telemetry, control and monitoring of Covered Satellites in their designated orbital positions in accordance with prudent and diligent standards in the commercial satellite industry.

          SECTION 6.06. Insurance.

          (a) Generally. With respect to property other than Covered Satellites, the Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies insurance or self-insurance in such amounts and against such risks as are customarily maintained under the same or similar circumstances by companies engaged in the same or similar businesses in the same or similar locations.

          (b) Covered Satellites. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain a satellite risk management program with respect to that portion, which may be all, of any Covered Satellite that is owned by the Borrower or any of its Restricted Subsidiaries or for which the Borrower or any of its Restricted Subsidiaries otherwise bears the risk of loss that is consistent with the Borrower’s risk management policies as of the date hereof, which program may comprise Launch Insurance and In-Orbit Insurance, self-insurance, co-insurance and/or in-orbit spare or preemptible transponder capacity protection. Notwithstanding the foregoing sentence, any decision on the part of the Borrower: (i) with respect to that portion, which may be all, of any Covered Satellite that is owned by the Borrower or any of its Restricted Subsidiaries or for which the Borrower or any of its Restricted Subsidiaries otherwise bears the risk of loss that has a net book value, less satellite performance incentives, in excess of $150,000,000, not to procure and maintain, or to permit or cause any of its Restricted Subsidiaries not to procure and maintain, Launch Insurance or In-Orbit Insurance or not to maintain any other risk management program, (ii) to procure and maintain, or cause to be procured and maintained, In-Orbit Insurance on terms that provide co-insurance or other form of self-insured retention in an amount in excess of $150,000,000 with respect to such portion of a Covered Satellite or (iii) to procure and maintain, or cause to be procured and maintained, Launch Insurance on terms that provide co-insurance or other form of self-insured retention in an amount in excess of $75,000,000 with respect to the satellite commonly referred to as 10-02 or $50,000,000 with respect to any other Covered Satellite or any series of Covered Satellites, shall be based on the good faith determination of the Board of Directors, or a committee of the Board of Directors, of the Borrower in its prudent business judgment after considering any report, opinion or other information provided by its insurance broker with respect thereto, and after considering, among other things, the availability and terms (including deductibles and exclusions to coverage) of insurance, insurance policies previously obtained by the Borrower or its Restricted Subsidiaries, the condition of the satellite fleet of the Borrower and its subsidiaries, taken as a whole, the operational experience of the Borrower and its subsidiaries with respect to such fleet and risk management policies of other operators of multiple geostationary satellites, that not procuring or maintaining any insurance or procuring and maintaining such insurance on the terms as described in this sentence, as the case may be, represents an appropriate satellite risk management program or an appropriate level of insurance, as the case may be, in respect of the satellite fleet of the Borrower and its subsidiaries, taken as a whole.

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          (c) Third Party Launch Liability Insurance. The Borrower will use commercially reasonable efforts to cause each Launch Services Provider to procure and maintain Third Party Launch Liability Insurance in full force and effect for the period required under the relevant Launch Services Agreement.

          SECTION 6.07. Books and Records; Inspection. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives (who are not Disqualified Persons) designated by the Administrative Agent or any Lender, during regular business hours, upon reasonable prior notice and subject to reasonable safety and security measures, to visit and inspect its properties, to examine and make extracts from its books and records (other than materials, the disclosure of which would result in (i) the loss of attorney-client privilege that has not already been lost or (ii) a violation of law), and to discuss its affairs, finances and condition with its officers and independent accountants. The cost of such inspection shall be for the account of the Administrative Agent and the Lenders, unless an Event of Default has occurred and is continuing.

          SECTION 6.08. Compliance. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including all FCC Licenses and all other governmental approvals or authorizations required to launch and operate the Covered Satellites and the TT&C Stations related thereto and to transmit signals to and receive transmissions from the Covered Satellites), and to maintain all such FCC Licenses, other Subject Licenses and other governmental approvals or authorizations in full force and effect, in each case (i) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, it being understood that any failure as it may relate to any FCC License for a Covered Satellite that is yet to be launched shall not, in itself, be considered or deemed to result in a Material Adverse Effect and (ii) except where a Person other than the Borrower or a Subsidiary has agreed in accordance with customary industry practices to perform any such actions on behalf of the Borrower or any of its Restricted Subsidiaries, in which case the Borrower will, and will cause each of its Restricted Subsidiaries to, use commercially reasonable efforts to cause such Person to take such actions.

          SECTION 6.09. Use of Credit. The proceeds of the Term Loans will be used by the Borrower solely to pay (or to replenish cash-on-hand, or repay commercial paper or short-term revolving loans incurred, to pay) at maturity the principal of the Euronotes or the Dragonbonds. The proceeds of the Revolving Credit Loans will be used solely for payments to be made by the Borrower under the Asset Purchase Agreement, for payments of fees and expenses in connection with the Transactions and for working capital and other general corporate purposes (including, without limitation to prepay a portion of the purchase price of the New GEO Satellite, whenever required). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

          SECTION 6.10. Governmental Approvals. The Borrower agrees that it will promptly obtain from time to time at its own expense all such governmental licenses,

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authorizations, consents, permits and approvals as may be required for it to comply with its obligations and to preserve its rights under this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that (except, for so long as the Existing Credit Agreement remains in effect, to the extent that any covenant or agreement set forth below in this Article VII would constitute a breach of Section 8.07 of the Existing Credit Agreement):

          SECTION 7.01. Sale and Lease-Back Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or (if such arrangement is the functional equivalent of a sale and lease-back transaction engaged in for the purpose of obtaining financing) other substantially equivalent property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that the Borrower and its Restricted Subsidiaries may enter into any such arrangement with respect to one or more Covered Satellites, transponders, TT&C Stations, other real property, tools, equipment, office equipment and personal property relating thereto so long as (A) immediately prior to such transaction and after giving effect thereto, no Default shall have occurred and be continuing and (B) after giving effect to such transaction, the Borrower shall be in compliance with Section 7.10 (the determination of such compliance to be calculated on a pro forma basis) as at the end of and for the period of four fiscal quarters most recently ended prior to the date of such transaction for which financial statements of the Borrower and its Subsidiaries are available, under the assumption that such transaction shall have occurred at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the rate of interest on such indebtedness or Attributable Debt.

          SECTION 7.02. Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens on property arising out of sale and leaseback transactions for such property permitted by Section 7.01 securing the related Indebtedness;

(c) grants of software and other technology licenses;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary thereof, or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the date hereof prior to the time such Person becomes a Subsidiary of the Borrower; provided that (i) such Lien is not

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created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of the Borrower, as the case may be, (ii) no such Lien shall apply to any property or assets of the Borrower or such Subsidiary other than the property so acquired or so existing (as the case may be) and improvements thereon and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements (or successive extensions, renewals, refinancings and replacements) thereof that do not increase the principal amount thereof (excluding amounts attributable to premiums and exchanges);

(e) any Lien on any property or asset of the Borrower or any of its Restricted Subsidiaries existing on the date hereof and set forth in Part B of Schedule II, or, to the extent not listed on said Part B, where such property(ies) or asset(s) have a fair market value that does not exceed either $10,000,000 in the aggregate or $5,000,000 in any particular case; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Restricted Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements (or successive extensions, renewals, refinancings and replacements) thereof that do not increase the principal amount thereof (excluding amounts attributable to premiums and exchanges);

(f) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary and proceeds thereof; provided that (i) such security interests secure Indebtedness or other obligation permitted hereunder and extensions, renewals, refinancings and replacements (or successive extensions, renewals, refinancings and replacements) thereof that do not increase the principal amount thereof (excluding amounts attributable to premiums and exchanges); (ii) such security interests and the Indebtedness or other obligation secured thereby (except any such extensions, renewals, refinancings and replacements thereof) are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (within 270 days in the case of a Covered Satellite), (iii) the Indebtedness or other obligation secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(g) Liens on equity interests in joint ventures or Investments in Unrestricted Subsidiaries securing obligations of such joint venture or Unrestricted Subsidiary (as the case may be);

(h) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (e) of the definition of said term;

(i) Liens contemplated by the definition of “Qualifying Receivables Transactions”;

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(j) Liens securing the obligations of the Borrower hereunder and the obligations of any one or more Subsidiaries under any guarantee of such obligations of the Borrower; and

(k) Liens not otherwise permitted by the foregoing clauses (a) through (j) securing any Indebtedness or other obligation of the Borrower or its Subsidiaries, provided that the aggregate principal amount of Indebtedness or other obligation secured by Liens permitted by this clause (k) shall not exceed $50,000,000 at any time outstanding.

               SECTION 7.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of in one transaction or a series of transactions, all or substantially all of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests).

               Notwithstanding the foregoing provisions of this Section:

(a) the Borrower or any Restricted Subsidiary of the Borrower may merge, amalgamate or consolidate with any other Person if (1) in the case of a merger, amalgamation or consolidation of the Borrower, the Borrower is the surviving entity and (2) in any other case, the surviving entity is a Restricted Subsidiary of the Borrower; and

(b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its business or property (upon voluntary liquidation or otherwise) to the Borrower or any Restricted Subsidiary.

               SECTION 7.04. Lines of Business. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than the business of or related to providing communications services primarily through the use of satellites and related ground infrastructure, together with businesses related thereto including satellite construction monitoring services, satellite launch support services and satellite operations services.

               SECTION 7.05. Investments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make Investments after the date hereof in Persons (other than Restricted Subsidiaries that are Wholly Owned Subsidiaries) in which the Borrower and its Restricted Subsidiaries own more than 5% of the Voting Stock, if such Investments are in an aggregate amount exceeding (i) $500,000,000 in the case of Investments in Restricted Subsidiaries that are not Wholly Owned Subsidiaries and (ii) $225,000,000 in the case of Investments in all other such Persons. For purposes of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; the

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amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out. The designation of any Person as an Unrestricted Subsidiary shall be deemed for purposes of this Section 7.05 to constitute an Investment by the Borrower in an Unrestricted Subsidiary on the date of such designation in an amount equal to the aggregate amount of the Investments of the Borrower and its Restricted Subsidiaries in such Person and such Person’s Subsidiaries.

               SECTION 7.06. Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, provided that the Borrower and its Restricted Subsidiaries may declare and make Restricted Payments in cash, subject to the satisfaction of each of the following conditions on the date of such Restricted Payment and after giving effect thereto:

(i) no Default shall have occurred and be continuing; and

(ii) the aggregate amount of Restricted Payments made during the period commencing on the first day of the first quarter falling soonest after the Closing Date, through and including the last day of the fiscal quarter most recently ended prior to the date of such Restricted Payment shall not exceed an amount equal to the sum of (x) 50% of consolidated net income of the Borrower and its Restricted Subsidiaries for such period (treated for these purposes as a single accounting period) plus (y) $200,000,000.

               Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any of the following transactions (and none of which shall be included in any calculation made pursuant to the preceding clause (ii)): (a) the payment of dividends by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, (b) the repurchase of equity interests of the Borrower or any Restricted Subsidiary from directors, officers, consultants and employees for consideration in an aggregate amount not exceeding $20,000,000 after the Closing Date consisting of the cancellation or forgiveness of Indebtedness (or the proceeds of the repayment of such Indebtedness) of such director, officers, consultants or employees owing to the Borrower or any Restricted Subsidiary that was incurred as consideration for the purchase of equity interests of the Borrower or any Restricted Subsidiary, (c) the purchase of ordinary shares of the Borrower from customers of the Borrower and its Restricted Subsidiaries, (d) the issuance of equity as part of a transaction permitted by Section 7.03, (e) dividends by the Borrower with respect to its ordinary shares payable solely in additional ordinary shares and (e) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees or consultants of the Borrower or its Subsidiaries.

               SECTION 7.07. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, make any Investment in, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in for which the business and monetary consideration received by the Borrower and its Restricted Subsidiaries, taken as a whole, are substantially as favorable to the Borrower and such Restricted Subsidiaries as could be obtained on an arm’s-length basis from unrelated third parties (and a resolution adopted by a majority of the members of the Board of Directors of the Borrower that

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are disinterested in such transaction approving such transaction (and, if such transaction is with an Unrestricted Subsidiary, finding that such transaction meets the foregoing requirements of this clause (a)) shall be dispositive as to such requirements for purposes of this Agreement), (b) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (c) any Investment permitted by Section 7.05, (d) any Restricted Payment permitted by Section 7.06 and (e) the issuance of equity interests of the Borrower or any Restricted Subsidiary.

               SECTION 7.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by this Agreement, (b) restrictions and conditions existing on the date hereof identified on Schedule III (and any extension or renewal of, and any amendment or modification that does not expand the scope of, any such restriction or condition), (c) limitations that are not more restrictive in any material respect than those contained in Section 7.02 (including the related definitions) (the limitations on Liens set forth in the Senior Notes Indenture being deemed to satisfy this clause (c)), (d) customary restrictions and conditions contained in connection with the creation, incurrence or assumption of a Lien on specific assets if such Lien is permitted by Section 7.02 and is not created, incurred or assumed for the purpose of avoiding the restrictions imposed by this Section 7.08 and (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder.

               SECTION 7.09. Restricted Subsidiary Indebtedness. The Borrower will not permit the aggregate principal amount of Indebtedness of its Restricted Subsidiaries (excluding any Indebtedness of a Restricted Subsidiary owed to the Borrower or another Restricted Subsidiary, including, without duplication, any Guarantee by a Restricted Subsidiary of Indebtedness of the Borrower, and without double-counting Indebtedness of a Restricted Subsidiary that is Guaranteed by another Restricted Subsidiary) at any time to exceed $25,000,000.

               SECTION 7.10. Certain Financial Covenants.(a) Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed the following respective ratios at any time during the following respective periods:

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Period	Ratio

From the Closing Date through June 29, 2004	3.60 to 1

From June 30, 2004 through December 30, 2004	3.50 to 1

From December 31, 2004 through December 30, 2005	3.25 to 1

From December 31, 2005 through June 29, 2006	3.00 to 1

From June 30, 2006 and thereafter	2.75 to 1

               (b) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 3.5 to 1 at any time.

               (c) Fiscal Periods. To enable the ready and consistent determination of compliance with the covenants set forth herein, the Borrower will not change the last day of its fiscal year from December 31, or the last days of its first three fiscal quarters of each year from March 31, June 30 and September 30.

               SECTION 7.11. Modifications of Certain Documents. The Borrower will not consent to any modification, supplement or waiver of any of the provisions of the Asset Purchase Agreement or the TT&C Transition Services Agreement, except for modifications, supplements or waivers that do not, individually or in the aggregate, materially adversely affect the Lenders. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, amend, modify or supplement its organizational documents, in any manner that would materially impair the Borrower’s ability to perform its obligations under this Agreement or any other Credit Document.

ARTICLE VIII

EVENTS OF DEFAULT

               If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

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(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Restricted Subsidiaries in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate (other than the certificate furnished pursuant to Section 5.01(m)), financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01(d), 6.03 (with respect to the Borrower’s existence only) or in Article VII (other than Section 7.05);

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of 30 or more days after written notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall extend beyond any applicable grace period as originally in effect (without giving effect to any extension thereof);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Restricted Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar

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law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Restricted Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and continuing, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any Governmental Authority shall condemn, seize, nationalize or appropriate any substantial portion of the property of the Borrower (either with or without payment of compensation), or the Borrower shall be prevented from exercising normal control over all or a substantial part of its property (and the same shall continue for 30 or more days), and (in any case referred to in this paragraph (n)) such event has had or could be reasonably expected to have a Material Adverse Effect; or

(o) any material FCC License or other Subject License or any other material authorizations, orders, licenses or permits issued by any Governmental Authority to the Borrower or any of the Restricted Subsidiaries, shall be revoked or canceled or expire by its terms and not be renewed, or shall be modified, and such revocation, cancellation, expiration, non-renewal, or modification shall be materially adverse to the Borrower and its Restricted Subsidiaries taken as a whole;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together

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with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

               Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

               The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

               The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V

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or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

               The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone or facsimile and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

               The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent in good faith. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

               The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be reasonably approved by the Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided above.

               Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and

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information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

               SECTION 10.01. Notices.

               (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be either (x) in writing (including by facsimile, encrypted or unencrypted), (y) as and to the extent set forth in Sections 2.03(a), 2.06(b), 2.08(b) and 2.09(c), by telephone or (z) as and to the extent set forth in clause (c) of this Section and in the proviso to this Section, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of facsimile or e-mail notice, when received, addressed to the Borrower, the Administrative Agent, or such Lender (or other holder) at its address shown in Schedule IX hereto or at such other address as it may, by written notice received by the other parties to this Agreement, have designated as its address for such purpose; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.03(a), 2.06(b), 2.08(b) or 2.09(c) shall not be effective until received.

               (b) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

               (c) So long as Citicorp or any of its Affiliates is the Administrative Agent, the Borrower shall, if in its reasonable determination it is able to do so, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) relates to requests for material modifications to this Agreement; (iv) relates to requests for material waivers of any provisions of this Agreement; (v) relates to any material non-public information of the Borrower; (vi) provides notice of any Event of Default or (vii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily

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secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available”, and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy or completeness of the Communications, or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.

               (d) Each Lender agrees that Communications may be made available to such Lender as provided above, agrees to provide to the Administrative Agent, promptly after the date of this Agreement, an e-mail address for receipt of each notice to such Lender that Communications have been posted on the Platform, and agrees that such notice to such Lender of such posting shall constitute effective delivery of such Communications to such Lender hereunder.

               SECTION 10.02. Waivers; Amendments.

               (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

               (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent, with the consent of the Required Lenders; provided that, in addition to the foregoing, no such agreement shall

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

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(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 3.04 without the consent of each Lender affected thereby, or

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

               Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement, that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

               SECTION 10.03. Expenses; Indemnity; Damage Waiver.

               (a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein.

               (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than lost profits, claims, damages, liabilities and related out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated

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hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

               (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

               (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

               (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

               SECTION 10.04. Successors and Assigns.

               (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

               (b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that

(i) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender, each of the Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld),

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(ii) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment(s), the amount of the Commitment(s) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Commitments) or $1,000,000 (in the case of the Term Loan Commitments) unless each of the Borrower and the Administrative Agent otherwise consent,

(iii) each partial assignment of rights or obligations with respect to a particular Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class,

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

               Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) such grant of such option shall not relieve the Granting Lender of its obligations hereunder and (iv) the Borrower may bring any proceeding against either the Granting Lender or the SPV in order to enforce any rights of the Borrower under this Agreement. The making of a Loan by an SPV hereunder shall utilize the relevant Commitment of the

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Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to fund such Loans and such SPV may disclose, on a confidential basis, confidential information with respect to the Borrower and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV. This paragraph may not be amended without the consent of any SPV at the time holding Loans under this Agreement.

               (c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

               (d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

               (e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely

Credit Agreement

responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

               (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(h) as though it were a Lender.

               (g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

               (h) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

               SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the

Credit Agreement

repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

               SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

               SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (and each Affiliate of each Lender) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender (and each Affiliate of each Lender) under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender (or Affiliate) may have.

               SECTION 10.09. Governing Law; Jurisdiction; Service of Process; Etc.

               (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

               (b) Submission to Jurisdiction. The Borrower hereby agrees that any suit, action or proceeding with respect to this Agreement or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York, in the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), or in any other appellate court in the State of New York, as the party commencing such suit, action or proceeding may elect in its sole discretion; and the Borrower hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such suit,

Credit Agreement

action, proceeding or judgment. The Borrower further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile.

               (c) Process Agent. The Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation, presently located at 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Administrative Agent or any Lender by registered or certified mail, postage prepaid, at its address set forth herein.

               (d) Other Service. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Borrower in such other jurisdictions, and in such manner, as may be permitted by applicable law.

               (e) Waiver of Venue. The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

               SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

               SECTION 10.11. Waiver of Immunity. To the extent that the Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy

Credit Agreement

relating to its obligations under this Agreement, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

               SECTION 10.12. Currency of Payment. This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement to make payment to (or for account of) a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York City with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.

               SECTION 10.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

               SECTION 10.14. Treatment of Certain Information; Confidentiality.

               (a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

Credit Agreement

               (b) Confidentiality. The Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below) and agree to restrict dissemination and to use reasonable precautions to keep such information confidential in accordance with their customary procedures for handling confidential information of the same nature in accordance with safe and sound banking practices, except that Information may be disclosed (other than to a Disqualified Person) (i) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information for the purpose of administering or evaluating the Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of their rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or any of its Subsidiaries or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision herein, each party hereto (and each party’s employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure.

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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTELSAT, LTD.

By:	/s/ Conny Kullman

Name: Conny Kullman
Title: Chief Executive Officer

Credit Agreement

LENDERS

CITICORP NORTH AMERICA, INC.,
individually and as Administrative Agent

By:	/s/ Carolyn A. Kee

Name: Carolyn A. Kee
Title: Vice President

Credit Agreement

BNP PARIBAS

By:	/s/ Adia M. Kalla

Name: Adia M. Kalla
Title: Director

By:	/s/ Todd Rodgers

Name: Todd Rodgers
Title: Vice President

Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Todd Vannucci

Name: Todd Vannucci
Title: Executive Director

Credit Agreement

ABN AMRO BANK N.V.

By:	/s/ David Carrington

Name: David Carrington
Title: Director

By:	/s/ Richard R. Stone

Name: Richard R. Stone
Title: A.V.P.

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CREDIT LYONNAIS, NEW YORK BRANCH

By:	/s/ Stephane Ducroizet

Name: Stephane Ducroizet
Title: Vice President

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MIZUHO CORPORATE BANK, LTD.

By:	/s/ Mark Gronich

Name: Mark Gronich
Title: Vice President

Credit Agreement

SUMITOMO MITSUI BANKING CORP.

By:	/s/ Robert H. Riley, III

Name: Robert H. Riley, III
Title: Senior Vice President

Credit Agreement

LEHMAN BROTHERS BANK, FSB

By:	/s/ Gary T. Taylor

Name: Gary T. Taylor
Title: Vice President

Credit Agreement

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder

Name: Louis Alder
Title: Vice President

Credit Agreement

SOCIETE GENERALE, NEW YORK BRANCH

By:	/s/ Mark Vigll

Name: Mark Vigll
Title: Managing Director

Credit Agreement

UBS LOAN FINANCE LLC

By:	/s/ Patricia O’Kioki

Name: Patricia O’Kioki
Title: Director

By:	/s/ Joseph Fernandes

Name: Joseph Fernandes
Title: Associate Director, Banking Products Services, US

Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH

By:	/s/ Hector O. Villegas

Name: Hector O. Villegas
Title: Vice President Global Corporate Banking

By:	/s/ Santiago Hernandez

Name: Santiago Hernandez
Title: Vice President Global Corporate Banking

Credit Agreement

EXPORT DEVELOPMENT CANADA

By:	/s/ Joanne Tognarelli

Name: Joanne Tognarelli
Title: Financial Services Manager

By:	/s/ Carl Burlock

Name: Carl Burlock
Title: Senior Financial Services Manager

Credit Agreement

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Gareth Magee

Name: Garreth Magee
Title: Manager

By:	/s/ Iain Donovan

Name: Iain Donovan
Title: Manager

Credit Agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Robert W. Boswell

Name: Robert W. Boswell
Title: Vice President

Credit Agreement

UFJ BANK LIMITED, NEW YORK BRANCH

By:	/s/ Stephen C. Small

Name: Stephen C. Small
Title: Senior Vice President & Area Manager

Credit Agreement

RIGGS BANK N.A.

By:	/s/ Douglas H. Klamfoth

Name: Douglas H. Klamfoth
Title: Vice President

SCHEDULE I

Commitments

	Revolving Credit
Name of Lender	Commitment	Term Loan Commitment

CITICORP NORTH AMERICA, INC.	$32,000,000	$32,000,000
BNP PARIBAS	$32,000,000	$32,000,000
MORGAN STANLEY SENIOR FUNDING, INC.	$32,000,000	$32,000,000
ABN AMRO BANK N.V.	$32,000,000	$32,000,000
CREDIT LYONNAIS, NEW YORK BRANCH	$32,000,000	$32,000,000
MIZUHO CORPORATE BANK, LTD.	$32,000,000	$32,000,000
SUMITOMO MITSUI BANKING CORP.	$32,000,000	$32,000,000
LEHMAN BROTHERS BANK, FSB	$25,000,000	$25,000,000
MERRILL LYNCH BANK USA	$25,000,000	$25,000,000
SOCIETE GENERALE, NEW YORK BRANCH	$25,000,000	$25,000,000
UBS LOAN FINANCE LLC	$25,000,000	$25,000,000
BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH	$13,500,000	$13,500,000
EXPORT DEVELOPMENT CANADA	$13,500,000	$13,500,000
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND	$13,500,000	$13,500,000
KEYBANK NATIONAL ASSOCIATION	$13,500,000	$13,500,000
UFJ BANK LIMITED, NEW YORK BRANCH	$13,500,000	$13,500,000
RIGGS BANK N.A.	$8,500,000	$8,500,000
Total Commitments	$400,000,000	$400,000,000

Schedule I to Credit Agreement

SCHEDULE II

Material Agreements and Liens

Part A – Material Agreements

$200,000,000 Dragon Bond 6.625% Notes due March 22, 2004

$200,000,000 Eurobond 8.375% Notes due October 14, 2004

$200,000,000 Eurobond 8.125% Notes due February 28, 2005

$400,000,000 5.25% Senior Notes due November 1, 2008

$600,000,000 7.625% Senior Notes due April 15, 2012

$700,000,000 6.50% Senior Notes due November 1, 2013

Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee

Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Deutsche Bank AG (formerly Bankers Trust Company), relating to 6.625% Notes due March 2004

Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.375% Notes due October 2004

Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.125% Notes due February 2005

Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Citibank, N.A., relating to the assignment to and assumption by Intelsat, Ltd. upon privatization of the rights and obligations of the International Telecommunications Satellite Organization in connection with the 8.375% Notes due October 2004 and the 8.125% Notes due February 2005

Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Deutsche Bank AG, relating to the assignment to and assumption by Intelsat, Ltd. upon privatization of the rights and obligations of the International Telecommunications Satellite Organization in connection with the 6.625% Notes due March 2004

Asset Purchase Agreement, dated as of July 15, 2003, as amended, by and among Intelsat, Ltd.,

Schedule II to Credit Agreement

Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (the “Loral Asset Purchase Agreement”), in which Intelsat, Ltd. guarantees certain obligations of its subsidiaries under the agreement

Asset Purchase Agreement, dated as of March 15, 2002, as amended, among COMSAT Corporation, COMSAT Digital Teleport, Inc. and Intelsat (Bermuda), Ltd. (the “COMSAT Asset Purchase Agreement”), which requires a parent guarantee of the obligations of Intelsat (Bermuda), Ltd.

Guarantee entered into as of March 15, 2002 by Intelsat, Ltd. in favor of COMSAT Corporation and COMSAT Digital Teleport, Inc. in connection with the COMSAT Asset Purchase Agreement

$20,000,000 7% Note payable issued to Lockheed Martin Corporation in connection with the COMSAT Asset Purchase Agreement, payable in annual installments of $5,000,000 beginning January 1, 2007

$500,000,000 3-Year Credit Agreement, dated as of March 21, 2002, among Intelsat, Ltd., various banks and Citibank, N.A., as Agent

Agreement No. INTEL-L1632 between Intelsat LLC and The Government of India Department of Space for Lease of Planned Space Segment Capacity on INSAT 2E Spacecraft, as amended by Amendments 1 through 5, for which the capitalized amount of Attributable Debt thereof was $41,583,677.99 as of November 30, 2003

Guarantee entered into as of February 20, 2003 by Intelsat (Bermuda), Ltd. in favor of TVB Satellite TV Holdings, Ltd., in connection with Intelsat Hong Kong LLC’s obligation to make contributions to Galaxy Satellite TV Holdings Limited

Guaranty entered into November 12, 2003 by Intelsat, Ltd. in favor of Viacom Inc. and CBS Broadcasting Inc. (“CBS”) in connection with any refund that may become due and payable to CBS under the Transponder Service Agreement, dated as of May 21, 1999, as amended, between CBS and Loral SpaceCom Corporation, which agreement will be assigned to Intelsat USA Sales Corp. in connection with the closing of the transactions contemplated by the Loral Asset Purchase Agreement

Supplemental Stockholders Agreement, dated January 31, 2003, between Liberty Satellite & Technology, Inc. (“LSAT”) and Intelsat USA Sales Corp. (“Intelsat USA”), under which Intelsat USA agreed to assume its pro rata share (or 50%) of the rights and obligations of LSAT under a letter agreement entered into in November 2002 in which LSAT granted KPCB Holdings, Inc. (“KPCB”) the option to sell to LSAT or its designee for an aggregate of $10 million shares of capital stock and warrants to purchase shares of capital stock of WildBlue Communications, Inc.

Guarantee, dated June 3, 2003, as amended, between Intelsat, Ltd. and the Boeing Company, pursuant to which Intelsat, Ltd. guarantees to the Boeing Company the performance of Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Government Solutions Corporation

Schedule II to Credit Agreement

under their service agreements or service contracts with the Boeing Company

Guaranty, dated February 13, 2003, made by Intelsat, Ltd. in favor of Citigroup Inc. for the punctual payment when due of all obligations of Intelsat Australia Pty Ltd., Intelsat Global Sales & Marketing Ltd., and Intelsat Brasil Ltda. to Citigroup in an amount up to $15,438,360 as listed in Schedule A of the Guaranty

Part B – Liens

Share Purchase Agreement, dated as of August 21, 2002, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd. (the “Teleglobe Share Purchase Agreement”), under which Intelsat Global Sales & Marketing Ltd. purchased 6,284,635 ordinary shares of Intelsat, Ltd. that are currently held in escrow with Ernst & Young serving as trustee

Escrow Agreement, dated as of September 20, 2002, among Teleglobe Inc., Intelsat Global Sales & Marketing Ltd. and Ernst & Young Inc., entered into in connection with the Teleglobe Share Purchase Agreement

Transponder Purchase Agreement, dated September 12, 2000, between the International Telecommunications Satellite Organization and Telenor Satellite Services AS, as amended by the Amendment Agreement to Transponder Purchase Agreement, dated April 2, 2003, among Intelsat LLC, Telenor Satellite Services AS and Telenor Inma AS

Schedule II to Credit Agreement

SCHEDULE III

Restrictive Agreements

$200,000,000 Dragon Bond 6.625% Notes due March 22, 2004

$200,000,000 Eurobond 8.375% Notes due October 14, 2004

$200,000,000 Eurobond 8.125% Notes due February 28, 2005

$400,000,000 5.25% Senior Notes due November 1, 2008

$600,000,000 7.625% Senior Notes due April 15, 2012

$700,000,000 6.50% Senior Notes due November 1, 2013

Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee

Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Deutsche Bank AG (formerly Bankers Trust Company), relating to 6.625% Notes due March 2004

Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.375% Notes due October 2004

Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.125% Notes due February 2005

Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Citibank, N.A., relating to the assignment to and assumption by Intelsat, Ltd. upon privatization of the rights and obligations of the International Telecommunications Satellite Organization in connection with the 8.375% Notes due October 2004 and the 8.125% Notes due February 2005

Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Deutsche Bank AG, relating to the assignment to and assumption by Intelsat, Ltd. upon privatization of the rights and obligations of the International Telecommunications Satellite Organization in connection with the 6.625% Notes due March 2004

$500,000,000 3-Year Credit Agreement among Intelsat, Ltd., Various banks, and Citibank, N.A., as Agent dated as of March 21, 2002

Schedule III to Credit Agreement

SCHEDULE IV

Litigation

Actions and proceedings before the U.S. Bankruptcy Court, Southern District of New York, relating to the filing by the Sellers and certain of their affiliates for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, Southern District of New York.

Schedule IV to Credit Agreement

SCHEDULE V

Environmental Matters

None.

Schedule V to Credit Agreement

SCHEDULE VI

Subsidiaries and Investments

     Part A – Subsidiaries

	JURISDICTION		NATURE OF
NAME	OF ORGANIZATION	OWNERSHIP	OWNERSHIP
1. Intelsat (Bermuda), Ltd.	Bermuda	100% Intelsat, Ltd.	Stock

2. Intelsat Holdings LLC	Delaware	100% Intelsat (Bermuda), Ltd.	Membership Interests

3. Intelsat LLC	Delaware	100% Intelsat Holdings LLC	Membership Interests

4. Intelsat Brasil Ltda.	Brazil	99.999% Intelsat LLC 0.0001% Intelsat, Ltd.	Stock

5. Intelsat Global Service Corporation	Delaware	100% Intelsat (Bermuda), Ltd.	Stock

6. Intelsat Global Sales & Marketing Ltd.	England and Wales	100% Intelsat (Bermuda), Ltd.	Stock

7. Intelsat France SAS	France	100% Intelsat Global Sales & Marketing Ltd.	Stock

8. Intelsat Marketing India Private Limited	India	100% Intelsat Global Sales & Marketing Ltd.	Stock

9. Intelsat Norway AS	Norway	100% Intelsat Global Sales & Marketing Ltd.	Stock

10. Intelsat Germany GmbH	Germany	100% Intelsat Global Sales & Marketing Ltd.	Stock

11. Intelsat Singapore Pte. Ltd.	Singapore	100% Intelsat (Bermuda), Ltd.	Stock

12. Intelsat Australia Pty Ltd	Australia	100% Intelsat Singapore Pte. Ltd.	Stock

13. Intelsat China (Hong Kong) Limited	Hong Kong	99% Intelsat (Bermuda), Ltd. 1% Intelsat, Ltd.	Stock

14. Intelsat South Africa (Pty) Ltd	South Africa	100% Intelsat (Bermuda), Ltd.	Stock

15. Mountainside Teleport Corporation	Delaware	100% Intelsat Global Service Corporation	Stock

16. Intelsat USA License Corp.	Delaware	100% Intelsat USA Sales Corp.	Stock

17. Intelsat USA Sales Corp.	Delaware	100% Intelsat Global Sales & Marketing Ltd.	Stock

18. Intelsat Kommunikations GmbH	Germany	100% Intelsat Global Service Corporation	Stock

19. Riverside Teleport	Delaware	100% Intelsat Global Service	Stock

Schedule VI to Credit Agreement

Corporation		Corporation

20. Intelsat Venezuela C.A	Venezuela	100% Intelsat Global Sales & Marketing Ltd.	Stock

21. Intelsat Peru S.A.	Peru	99.81% Intelsat Global Sales & Marketing Ltd. 0.19% Intelsat (Bermuda), Ltd.	Stock

22. Intelsat Video Services Corporation	Delaware	100% Intelsat Global Sales & Marketing Ltd.	Stock

23. Intelsat de Colombia S.A.	Colombia	94.9% Intelsat Global Sales & Marketing Ltd. 5.04% Intelsat (Bermuda), Ltd. 0.02% Intelsat LLC 0.02% Intelsat Holdings LLC 0.02% Intelsat Global Service Corporation	Stock

24. Intelsat Government Solutions Corporation	Delaware	100% Intelsat USA Sales Corp.	Stock

25. Intelsat Hong Kong LLC	Delaware	100% Intelsat Holdings LLC	Membership Interests

26. Intelsat North America LLC	Delaware	100% Intelsat LLC	Membership Interests

27. Galaxy Satellite TV Holdings, Ltd.	Hong Kong	51% Intelsat Hong Kong LLC 49% TVB Satellite TV Holdings, Ltd.	Stock

28. Galaxy Satellite Broadcasting, Ltd.	Hong Kong	100% Galaxy Satellite TV Holdings, Ltd.	Stock

Part B – Investments

WildBlue Communications, Inc.	Delaware	29% Intelsat USA Sales Corp.	Stock

Schedule VI to Credit Agreement

SCHEDULE VII

Space Station Orders, Authorizations and Licenses

INTELSAT 601

INTELSAT LLC; For Authority to Operate, and to Further Construct, Launch, and Operate C-band and Ku-band Satellites that Form a Global Communications System in Geostationary Orbit, Memorandum Opinion Order and Authorization, 15 FCC Rcd 15460 (2000) (“Original Licensing Order”)

Stamp Grant authorizing Amendment to Modification (filed 10/15/02) to relocate INTELSAT 601 from 33.0ºE to 64.25ºE rather than 32.9ºE, dated 12/31/02

INTELSAT 602

Original Licensing Order

Stamp Grant authorizing Amendment (filed 08/22/03) to relocate INTELSAT 602 from 32.9°E to 50.5°E, dated 11/05/03

INTELSAT 603

Original Licensing Order

Stamp Grant authorizing Further Amendment to Modification (filed 08/22/02) to relocate INTELSAT 603 from 20ºW to 19.95ºW, dated 12/12/02

INTELSAT 604

Original Licensing Order

Stamp Grant authorizing Modification (filed 12/21/01) to relocate INTELSAT 604 from 60.0 ºE to 157ºE, dated 05/15/02

INTELSAT 605

Original Licensing Order

Stamp Grant authorizing Modification (filed 01/31/03) to relocate INTELSAT 605 from 27.5ºW to 32.9ºE, dated 04/22/03

INTELSAT 701

Original Licensing Order

Schedule VII to Credit Agreement

INTELSAT 702

Original Licensing Order

Stamp Grant authorizing Special Temporary Authority from 11/13/03 to 12/13/03 to drift INTELSAT 702 from 55.0ºE to 54.85ºE and conduct traffic transfer, dated 11/13/03

Application for Extension of Special Temporary Authority (filed 12/08/03) until 01/12/04 to conduct traffic transfer from INTELSAT 702 at 54.85ºE [PENDING]

INTELSAT 704

Original Licensing Order

INTELSAT 705

Original Licensing Order

Stamp Grant authorizing Modification (filed 04/18/02) to relocate INTELSAT 705 from 53ºW to 50ºW, dated 08/08/02

INTELSAT 706

Original Licensing Order

INTELSAT 707

Original Licensing Order

INTELSAT 709

Original Licensing Order

Order and Authorization to relocate INTELSAT 709 satellite from 55.35°W to 85.15°E, released 08/12/03; See INTELSAT LLC Modification of Authorization to Operate, and to Further Construct, Launch and Operate C-band and Ku-band Satellites that Form a Global Communications System in Geostationary Satellite Orbit, Order and Authorization, 18 FCC Rcd 16414 (2003)

INTELSAT 801

Original Licensing Order

Schedule VII to Credit Agreement

INTELSAT 802

Original Licensing Order

INTELSAT 804

Stamp Grant authorizing Modification (filed 08/16/02) to relocate INTELSAT 804 to 176.0ºE from 64.15ºE, dated 10/04/02

INTELSAT 805

Original Licensing Order

INTELSAT 901

Original Licensing Order

Order and Authorization granting continued operation of INTELSAT 901 at 342.0ºE, released 09/04/01; See Intelsat LLC Application to Modify Authorizations to Operate, and to Further Construct, Launch, and Operate C-band and Ku-band Satellites that Form a Global Communications System in Geostationary Orbit, Order and Authorization, 16 FCC Rcd 16208 (2001)

INTELSAT 902

Original Licensing Order

Order and Authorization granting deployment of INTELSAT 902 at 62.0ºE, released 09/04/01; See Intelsat LLC Application to Modify Authorizations to Operate, and to Further Construct, Launch, and Operate C-band and Ku-band Satellites that Form a Global Communications System in Geostationary Orbit, Order and Authorization, 16 FCC Rcd 16208 (2001)

INTELSAT 903

Original Licensing Order

Stamp Grant authorizing Modification (filed 12/21/01) to move INTELSAT 903 to 34.5ºW, rather than at 24.5ºW, dated 03/22/02

INTELSAT 904

Original Licensing Order

Stamp Grant authorizing Modification (filed 12/21/01) to deploy INTELSAT 904 at 60.0ºE, rather than at 34.5ºW, dated 03/22/02

Schedule VII to Credit Agreement

INTELSAT 905

Original Licensing Order

Stamp Grant authorizing Modification (filed 03/15/02) to relocate INTELSAT 905 from 27.5ºW to 24.5ºW, dated 05/15/02

INTELSAT 906

Original Licensing Order

Stamp Grant authorizing Modification (filed 08/06/02) to deploy INTELSAT 906 to 64.15ºE, rather than 27.5ºW, dated 10/04/02

INTELSAT 907

Original Licensing Order

Stamp Grant authorizing Modification to deploy INTELSAT 907 to 27.5ºW, rather than 31.5ºW, dated 12/31/02

INTELSAT 10-02

Original Licensing Order

Modification to request extension of the construction completion and launch milestone dates, filed 07-23-03. [PENDING]

Schedule VII to Credit Agreement

SCHEDULE VIII

Owned Satellites

			Transponders
	Orbital Location		(36 MHz equivalent)
Satellite	(East Longitude)		C-band	Ku-band

Geostationary Orbit
601	64.0°		64	24
605	33.0°		64	24
701	180.0°		42	20
702	54.85°	(1)(2)	42	20
704	66.0°		42	20
705	310.0°		42	20
706	307.0°		42	28
707	359.0°		42	28
709	85.0°		42	20
801	328.5°		64	12
802	174.0°		64	12
804	176.0°		64	12
805	304.5°		36	6
901	342.0°		72	22
902	62.0°		76	22
903	325.5°		76	22
904	60.0°		76	22
905	335.5°		76	22
906	64.0°		72	22
907	332.5°		76	22
Inclined Orbit
602	50.5°	(1)	64	24
603	340.0°		64	24
604	157.0°		64	24
Under Construction
10-02	n/a		70	36	(3)

(1)  The ITU filings required to operate a satellite at this orbital location are not held by the United States.

(2)  Intelsat’s current authorization to operate at this orbital location is temporary and limited to the carriage of the former INSAT-2D traffic. Request for authorization to operate on a permanent basis at this orbital location is currently pending.

(3)  18 of these 36 transponders will be sold to Telenor Satellite Services AS after the successful launch and in-orbit testing of the 10-02 satellite.

Schedule VIII to Credit Agreement

SCHEDULE IX

Address for Notices

The Borrower:

Intelsat, Ltd. North Tower, 2nd Floor 90 Pitts Bay Road Pembroke HM08 Bermuda Attn: Chief Executive Officer Tel: 441-294-1650 Fax: 441-292-8300

with a copy to:

Intelsat Global Service Corporation 3400 International Drive N.W. Washington, D.C. 20008-2098 Attn: Treasurer Tel: 202-944-7186 Fax: 202-944-8282 E-Mail: gerald.bonney@intelsat.com

The Administrative Agent:

Citicorp North America, Inc. Two Penns Way, 2nd Floor New Castle, Delaware 19720 Attn: Lisa Rodriguez Tel: 302-894-6070 Fax: 212-994-0961 E-Mail: lisa.m1.rodriguez@citigroup.com

Schedule IX to Credit Agreement

The Lenders:

Citicorp North America, Inc. Two Penns Way, 2nd Floor New Castle, Delaware 19720 Attn: Lisa Rodriguez Tel: 302-894-6070 Fax: 212-994-0961 E-Mail: lisa.m1.rodriguez@citigroup.com

BNP Paribas 919 Third Avenue Third Floor New York, NY 10022 Attn: Zira T. McClure Tel: 212-471-6652 Fax: 212-471-6603 E-Mail: zira.mcclure@americas.bnp.paribas.com

Morgan Stanley Senior Funding, Inc. 1633 Broadway New York, NY 10019 Attn: Larry Benison Tel: 212-537-1439 Fax: 212-537-1867 E-Mail: larry.benison@morganstanley.com

ABN AMRO Bank N.V. 208 South LaSalle Street, Suite 1500 Chicago, IL 60604-1003 Attn: Credit Administration Fax: 312-992-5111 E-Mail: kymm.recht@abnamro.com

With a copy to:

ABN AMRO Bank N.V. 350 Park Avenue, 2nd Floor New York, NY 10022 Attn: David Carrington Fax: 212-251-3662 E-Mail: david.carrington@abnamro.com

Schedule IX to Credit Agreement

Credit Lyonnais, New York Branch 1301 Avenue of the Americas New York, NY 10019 Attn: Barbara Adone Tel: 212-261-7625 Fax: 917-849-5464 E-Mail: barbara.adone@clamericas.com

Mizuho Corporate Bank, Ltd. 1251 Avenue of the Americas New York, NY 10020 Attn: Joy Chen Tel: 212-282-4593 Fax: 212-354-7205 E-Mail: joy.chen@mizuhocbus.com

Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172 Attn: Tracey Watson Tel: 212-224-4116 Fax: 212-224-5197 E-Mail: tracey_e_watson@smbcgroup.com

Lehman Brothers Bank, FSB 745 7th Avenue New York, NY 10019 Attn: Richard Bloom Tel: 212-526-6560 Fax: 212-520-0450 E-Mail: rbloom@lehman.com

Merrill Lynch Bank USA 15 W. South Temple, Suite 300 Salt Lake City, UT 84101 Attn: Julie Young Tel: 601-526-8331 Fax: 801-359-4667 E-Mail: julie_young@ML.com

Schedule IX to Credit Agreement

Societe Generale, New York Branch 560 Lexington Avenue, 4th Floor New York, NY 10022 Attn: Mary McCormack Tel: 212-278-6128 Fax: 212-278-6240 E-Mail: mary.mccormack@us.sgcib.com

UBS Loan Finance LLC 677 Washington Blvd. 6th Floor South Stanford, CT 06901 Attn: Deborah Porter Tel: 203-719-6391 Fax: 203-719-4176 E-Mail: Deborah.porter@ubs.com

Banco Bilbao Vizcaya Argentaria S.A., New York Branch
1345 Avenue of the Americas
45 Floor
New York, NY 10005
Attn: Francisco Miguens
Tel: 212-728-1682
Fax: 212-333-2926
E-Mail: francisco.miguens@bbvany.com

Export Development Canada 151 O’Connor Street Ottawa, Ontario K1A 1K3 Attn: Christine Fischer Loan Services Manager Tel: 613-597-8743 Fax: 613-598-2514 E-Mail: cfischer@edc.ca

The Governor and Company of the Bank of Ireland
Loans Administration, Bank of Ireland – Corporate Banking
Hume House, Ballsbridge, Dublin 4, Ireland
Attn: Emer Flood
Tel: 00-353-1-618-7470
Fax: 00-353-1-618-7490
E-Mail: emer.flood@boimail.com

Schedule IX to Credit Agreement

Keybank National Association 127 Public Square Cleveland, OH 44114 Attn: Paula Brewer Tel: 216-689-4259 Fax: 216-689-4981 E-Mail: paula_brewer@keybank.com

UFJ Bank Limited, New York Branch 55 East 52nd Street New York, NY 10055 Attn: Marlin Chin Tel: 212-339-6392 Fax: 212-754-2368

Riggs Bank N.A. 5700 Rivertech Ct. – Mail Stop RN-308 Riverdale, MD 20737 Attn: Ann Irby Tel: 301-887-8968 Fax: 301-887-8010 E-Mail: ann_irby@riggsbank.com

Schedule IX to Credit Agreement

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

          Reference is made to the Credit Agreement dated as of December 17, 2003 (as amended and in effect on the date hereof, the “Credit Agreement”), among Intelsat, Ltd., the Lenders named therein and Citicorp North America, Inc., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

          The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with unpaid interest accrued on the assigned Loans to the Assignment Date and the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(h) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

          This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:

Exhibit A to Credit Agreement

Effective Date of Assignment
(“Assignment Date”)1:

Principal Amount
Facility	Assigned

Commitment Assigned:	$
Loans Assigned:	$
Fees Assigned (if any):	$

The terms set forth above and below are hereby agreed to:

[NAME OF ASSIGNOR] , as Assignor

By:

Name:
Title:

[NAME OF ASSIGNEE] , as Assignee

By:

Name:
Title:

[1]Must be at least five Business Days after execution hereof by all required parties.

Exhibit A to Credit Agreement

The undersigned hereby consent to the within assignment:2

INTELSAT, LTD.

By:

Name:
Title

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By:

Name:
Title

     2 Consents to be included to the extent required by Section 10.04(b) of the Credit Agreement.

Exhibit A to Credit Agreement

EXHIBIT B

[Letterhead of Agent for Service of Process]

               [Date]

To the Administrative Agent
and the Lenders parties to the
Credit Agreement referred to below

Ladies and Gentlemen:

          Reference is made to the Credit Agreement, dated as of December 17, 2003, among Intelsat, Ltd. (the “Borrower”), the Lenders named therein and Citicorp North America, Inc., as Administrative Agent (as amended, restated, modified, supplemented or extended from time to time, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement are used herein as so defined.

          The Borrower, pursuant to Section 10.09(c) of the Credit Agreement, has designated and appointed the undersigned, CT Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Credit Agreement in the courts of the State of New York or of the United States of America for the Southern District of New York.

          The undersigned hereby informs you that it accepts such appointment as process agent as set forth in Section 10.09(c) of the Credit Agreement and agrees with you that the undersigned (i) shall inform the Administrative Agent promptly in writing of any change of its address in New York City, (ii) shall notify the Administrative Agent of any termination of any of the agency relationships created by Section 10.09(c) of the Credit Agreement, (iii) shall perform its obligations as such process agent in accordance with the provisions of Section 10.09(c) of the Credit Agreement and (iv) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent. Our appointment as process agent shall expire on [insert third anniversary of Closing Date], except as we may otherwise agree in writing.

          As process agent, the undersigned, and its successor or successors, agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations under Section 10.09(c) of the Credit Agreement.

Very truly yours,

CT CORPORATION SYSTEM

By:

Name:
Title:

Exhibit B to Credit Agreement

EXHIBIT C

[FORM OF] BORROWING REQUEST

                                                           [Date]

Citicorp North America, Inc.
as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below

Ladies and Gentlemen:

          The undersigned, Intelsat, Ltd., refers to the Credit Agreement, dated as of December 17, 2003 (as amended, restated, modified, supplemented or extended from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Intelsat, Ltd., certain Lenders parties thereto, and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i) The Proposed Borrowing is to be a [Revolving Credit Borrowing] [Term Loan Borrowing].

(ii) The aggregate principal amount of the Proposed Borrowing is $ .

(iii) The Business Day of the Proposed Borrowing is , .

(iv) The Proposed Borrowing is to be a [Base Rate Borrowing] [Eurodollar Rate Borrowing].

*[(v) The initial Interest Period for the Proposed Borrowing is months.]

(vi) The location and number of the Borrower’s account to which funds are to be disbursed are , .

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

*	To be included for a Proposed Borrowing of a Eurodollar Rate Borrowing.

Exhibit C to Credit Agreement

(A) the representations and warranties contained in Section 4 of the Credit Agreement **[(except the representations and warranties set forth in Sections 4.04(b) and 4.06(a) and (c) thereof)] are correct in all material respects, before and after giving effect to the Proposed Borrowing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were correct in all material respects as of such earlier date); and

(B) no Default has occurred and is continuing.

Very truly yours,

INTELSAT, LTD.

By:

Name:
Title:

**	Not to be included for initial borrowing request if it relates to a Loan to be made on the Closing Date.

Exhibit C to Credit Agreement

EXHIBIT D

[FORM OF] PROMISSORY NOTE

$______________________	New York, New York ____________,___ 200_

          FOR VALUE RECEIVED, Intelsat Ltd., a limited liability company duly organized and existing under the laws of Bermuda (the “Borrower”), hereby promises to pay to the order of      (the “Lender”), for the account of its lending office, in lawful money of the United States of America in immediately available funds, at the office of Citicorp North America, Inc. (the “Administrative Agent”) located at 2 Penns Way, Second floor, New Castle, DE 19720, on the Termination Date (as defined in the Credit Agreement) the principal sum of     UNITED STATES DOLLARS or, if less, the unpaid principal amount of all Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement referred to below.

          The Borrower promises also to pay interest on the unpaid principal amount of each Loan in like money at said office from the date such Loan is made until paid at the rates and at the times provided in the Credit Agreement.

          This promissory note is one of the promissory notes referred to in the Credit Agreement, dated as of December 17, 2003, among the Borrower, the Lender, the other financial institutions party thereto and the Administrative Agent (as amended, restated, modified, supplemented or extended from time to time, the “Credit Agreement”) and is subject to the terms, and entitled to the benefits, thereof. As provided in the Credit Agreement, this promissory note is subject to voluntary and mandatory prepayment, in whole or in part, and Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

          In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this promissory note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

          The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this promissory note.

          This promissory note shall be construed in accordance with and be governed by the law of the State of New York.

INTELSAT, LTD.

By:

Name:
Title:

Exhibit D to Credit Agreement

EXHIBIT E-1

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE BORROWER

[Date]

Citicorp North America, Inc.,
      as Administrative Agent,
           2 Penns Way, Second Floor,
                New Castle, Delaware 19720.

Those listed on Schedule A hereto

Ladies and Gentlemen:

          We have acted as special New York counsel to Intelsat, Ltd. (the “Borrower”), a limited liability company organized under the laws of Bermuda, in connection with the preparation, execution and delivery of the Credit Agreement, dated as of December 17, 2003, among the Borrower, the Lenders party thereto (the “Lenders”) and Citicorp North America, Inc., as Administrative Agent (the “Credit Agreement”). We are delivering this opinion to you pursuant to Section 5.01(b) of the Credit Agreement. Capitalized terms used in this opinion which are not otherwise defined have the meanings assigned to such terms in the Credit Agreement.

          In arriving at the opinions expressed below, we have examined the following documents:

(i)	the opinion, dated the date hereof, of Conyers Dill & Pearman, Bermuda counsel to the Borrower;

(ii)	executed counterparts of the Credit Agreement;

(iii)	telecopied copies of the promissory notes issued on the date hereof (if any) (the “Promissory Notes”); and

Exhibit E-1 to Credit Agreement

Citicorp North America, Inc.
Those Listed on Schedule A hereto	-2-

(iv)	executed counterparts of the Asset Purchase Agreement, dated as of July 15, 2003, as amended by Amendment No. 1 thereto, dated as of August 18, 2003, Amendment No. 2 thereto, dated as of September 12, 2003, and Amendment No. 3 thereto, dated as of October 21, 2003, among the Borrower, Intelsat (Bermuda), Ltd. and the Sellers (as so amended, but excluding any annexes, schedules or other attachments thereto, the “Asset Purchase Agreement”).

          In addition, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for purposes of this opinion. Upon the basis of such examination, it is our opinion that:

(1) The Credit Agreement constitutes, and each Promissory Note when duly executed and delivered by the Borrower in accordance with the terms of the Credit Agreement for value will constitute, the valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) The execution and delivery by the Borrower of the Asset Purchase Agreement, do not, and the performance by the Borrower of its obligations under Asset Purchase Agreement will not, violate any existing Federal law of the United States or law of the State of New York; provided, however, that, for the purposes of this paragraph (2), we express no opinion with respect to Federal or state securities laws, other antifraud laws, fraudulent transfer laws, Federal or state laws relating to the Employee Retirement Income Security Act of 1974 and related laws, laws and regulations relating to export control or Federal or state laws relating to communications and telecommunications, including laws which regulate individuals, companies or businesses because such entities provide communications or telecommunications services, including the provision of satellite capacity; and provided, further, that insofar as performance by the Borrower of its obligations under the Asset Purchase Agreement is concerned, we express no opinion as to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, as any such laws would apply in respect of a bankruptcy, insolvency or reorganization of the Borrower.

(3) All regulatory consents, approvals and filings required to be obtained or made by the Borrower under the Federal laws of the United States and the laws of the State of New York for the execution and delivery by the Borrower of the Asset Purchase

Exhibit E-1 to Credit Agreement

Citicorp North America, Inc.
Those Listed on Schedule A hereto	-3-

Agreement, and the performance by the Borrower of its obligations under the Asset Purchase Agreement, have been obtained or made, except for such consents, approvals and filings that are not required to have been obtained or made under the terms of the Asset Purchase Agreement; provided, however, that for purposes of this paragraph (3), we express no opinion with respect to Federal or state securities laws, the Employee Retirement Income Security Act of 1974 and related laws, laws and regulations relating to export control or Federal or state laws relating to communications and telecommunications, including laws which regulate individuals, companies or businesses because such entities provide communications or telecommunications services, including the provision of satellite capacity.

               We express no opinion herein regarding (a) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or any Promissory may be sought; (b) the submission by the Borrower to the jurisdiction of courts other than the courts of the State of New York and any United States Federal court sitting in New York in accordance with Section 10.09(b) of the Credit Agreement; (c) the first sentence of Section 10.09(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of any United States Federal court to adjudicate any controversy related to the Credit Agreement or any Promissory Note; (d) Section 10.09(e) of the Credit Agreement, insofar as such sentence relates to an action brought in a United States Federal court sitting in New York and note that the matters referred to therein may be raised by such court; (e) the enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing which may be limited under certain circumstances; (f) the enforceability of Section 10.07 of the Credit Agreement; (g) Section 10.12 of the Credit Agreement; (h) the waiver by the Borrower of any right of immunity acquired after the date of the Credit Agreement; or (i) Section 8.2 (c) of the Asset Purchase Agreement.

               With respect to our opinion set forth in paragraph (1) above, we note that the enforceability of Section 10.03(b) of the Credit Agreement may be limited by (a) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (b) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

               With respect to our opinions set forth in paragraphs (2) and (3) above, we also note that pursuant to the Sale Order (as defined in the Asset Purchase Agreement), the Bankruptcy Court for the Southern District of New York has expressly retained jurisdiction to interpret and enforce terms of the Sale Order and the Asset Purchase Agreement, and to

Exhibit E-1 to Credit Agreement

Citicorp North America, Inc.
Those Listed on Schedule A hereto	-4-

adjudicate any and all disputes with respect thereto, provided that such Court’s jurisdiction of any proceeding to which no Debtor (as defined in the Sale Order) is a party is non-exclusive and concurrent with the jurisdiction of any other court that has jurisdiction in the absence of the Sale Order.

               The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We understand that you are relying, as to all matters governed by Bermuda law, upon the opinion, dated the date hereof, of Bermuda counsel to the Borrower, referred to above.

               With your approval, we have relied as to certain matters on information obtained from officers of the Borrower and other sources believed by us to be responsible, and we have assumed that (a) the Credit Agreement and each Promissory Note have been duly authorized, executed and delivered by the parties thereto (including the Borrower), (b) each of the parties to the Credit Agreement and each Promissory Note (including the Borrower) has the power and authority (corporate and other) to execute, deliver and perform its obligations under the Credit Agreement or such Promissory Note, as the case may be, and (c) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

               We are furnishing this letter to you in your respective capacities as Lenders or the Administrative Agent under the Credit Agreement solely for your benefit. This letter is not to be relied upon by any other Person (other than any of your assignees) or for any other purpose.

Very truly yours,

Exhibit E-1 to Credit Agreement

SCHEDULE A to Exhibit E-1

Citicorp North America, Inc.
Two Penns Way, Second Floor
New Castle, Delaware 19720

BNP Paribas
919 Third Avenue
Third Floor
New York, New York 10022

Morgan Stanley Senior Funding, Inc.
1633 Broadway
New York, New York 10019

ABN AMRO Bank N.V.
208 South LaSalle Street, Suite 1500
Chicago, Illinois 60604-1003

Credit Lyonnais, New York Branch
1301 Avenue of the Americas
New York, New York 10019

Mizuho Corporate Bank, Ltd.
1251 Avenue of the Americas
New York, New York 10020

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, New York 10172

Lehman Brothers Bank, FSB
745 Seventh Avenue
New York, New York 10019

Merrill Lynch Bank USA
15 W. South Temple, Suite 300
Salt Lake City, Utah 84101

Societe Generale, New York Branch
560 Lexington Avenue, Fourth Floor
New York, New York 10022

Schedule A to Exhibit E-1 to Credit Agreement

UBS Loan Finance LLC
677 Washington Boulevard
Sixth Floor South
Stamford, Connecticut 06901

Banco Bilbao Vizcaya Argentaria S.A., New York Branch
1345 Avenue of the Americas
Forty-fifth Floor
New York, New York 10005

Export Development Canada
151 O’Connor Street
Ottawa, Ontario K1A 1K3
Canada

The Governor and Company of the Bank of Ireland
Loans Administration, Bank of Ireland — Corporate Banking
Hume House, Ballsbridge
Dublin 4, Ireland

Keybank National Association
127 Public Square
Cleveland, Ohio 44114

UFJ Bank Limited, New York Branch
55 East 52nd Street
New York, New York 10055

Riggs Bank N.A.
5700 Rivertech Court — Mail Stop RN-308
Riverdale, Maryland 20737

Schedule A to Exhibit E-1 to Credit Agreement

EXHIBIT E-2

FORM OF OPINION OF SPECIAL FCC COUNSEL TO THE BORROWER

December [xx], 2003

Citicorp North America, Inc.,
as Administrative Agent
2 Penns Way, Second Floor
New Castle, DE 19720

Those listed on Schedule A hereto

Dear Ladies and Gentlemen:

We have served as special Federal Communications Commission (“FCC”) counsel to Intelsat LLC, a subsidiary of Intelsat, Ltd. (the “Borrower”). We are furnishing this opinion to you in connection with the Credit Agreement, dated as of December 17, 2003, among the Borrower, the Lenders party thereto (the “Lenders”) and Citicorp North America, Inc., as Administrative Agent (the “Credit Agreement”). We are delivering this opinion to you pursuant to Section 5.01(b) of the Credit Agreement. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement have the same meanings when used herein.

In rendering our opinion, we have examined copies of the Credit Agreement, the Form of Note attached thereto, and such matters of law as we have deemed appropriate. We have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the full authorization, execution, and delivery of all documents by parties responsible therefor. We have assumed that none of the Notes will differ from the Form of Note in any manner that is material to this opinion.

Additionally, we have relied upon records routinely available for public inspection at the FCC as of [date]. We have assumed the completeness of the public files maintained by the FCC and the accuracy and authenticity of all documents contained therein. We have not conducted any other inquiry.

All references herein to “our knowledge” mean the actual present knowledge of the attorneys of this firm working on this transaction without any investigation or inquiry except as expressly described herein. No inference as to our knowledge of any factual matters may be drawn from the fact of our representation of any party.

We are admitted to practice law in the District of Columbia. Our opinion herein is limited to Federal, and to the extent applicable, state communications law, including implementing Executive Orders and regulations in effect on the date of this opinion (including, without limitation the Communications Act of 1934, as amended (the “1934 Act”), 47 U.S.C. §§ 151 et

Exhibit E-2 to Credit Agreement

seq., the Communications Satellite Act of 1962, the Telecommunications Act of 1996 (the “1996 Act”), Pub. L. No. 104-104, 110 Stat. 56 (1996), the Open-market Reorganization for the Betterment of International Telecommunications Act (“ORBIT Act”), Pub. L. No. 106-180, 114 Stat. 48 (2000) and published rules, regulations, and written policies promulgated thereunder by the FCC as of the date hereof) (“Telecom Laws”). We express no opinion concerning any other laws.

Based on and subject to the foregoing, we are of the opinion that:

(1)  The execution, delivery and performance by the Borrower of the Asset Purchase Agreement will not violate any applicable provision of the Telecom Laws and does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority under the Telecom Laws (as defined herein) other than the FCC consent to the assignment in File Nos. SAT-ASG-20030728-00138 and SAT-ASG-20030728-00139 for call signs S2160, S2154, T-402, S2159 and T-403 obtained on [date] (the “FCC Consent”).

(2)  To our knowledge, no petition for reconsideration or review of the FCC Consent has been filed with the FCC and the FCC has not given public notice of review of the FCC Consent on its own motion.

Without limiting the other qualifications set forth herein, we point out to you that we have not reviewed FCC records since [date], and that the time provided by Telecom Laws for the filing of petitions for reconsideration or review of the FCC Consent or for the FCC to undertake review thereof on its own motion has not expired.

This opinion is being furnished to you subject to the qualifications and limitations expressed herein, and has been prepared solely for your exclusive benefit, and may be relied upon in connection with the transactions contemplated by the Credit Agreement solely by you and your assigns under the Credit Agreement, provided that, in the case of reliance by any such assigns, (i) no such assign may rely on this opinion if such reliance would result in a conflict of interest that such assign has not waived and (ii) the entitlement to rely on this opinion by any Person that becomes an assign after the date hereof shall not be construed to limit the effect of the following sentences. This opinion may not be relied upon by any other entity or person or for any other purpose, without written consent, except as provided in the preceding sentence. The opinion expressed herein is as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing opinion.

Very truly yours,

WILEY REIN & FIELDING LLP

Exhibit E-2 to Credit Agreement

SCHEDULE A
TO EXHIBIT E-2

Citicorp North America, Inc.
Two Penns Way, 2nd Floor
New Castle, Delaware 19720

BNP Paribas
919 Third Avenue
Third Floor
New York, NY 10022

Morgan Stanley Senior Funding, Inc.
1633 Broadway
New York, NY 10019

ABN AMRO Bank N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003

Credit Lyonnais, New York Branch
1301 Avenue of the Americas
New York, NY 10019

Mizuho Corporate Bank, Ltd.
1251 Avenue of the Americas
New York, New York 10020

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172

Lehman Brothers Bank, FSB
745 7th Avenue
New York, NY 10019

Merrill Lynch Bank USA
15 W. South Temple, Suite 300
Salt Lake City, UT 84101

Societe Generale, New York Branch
560 Lexington Avenue, 4th Floor
New York, NY 10022

Schedule A to Exhibit E-2 to Credit Agreement

UBS Loan Finance LLC
677 Washington Blvd.
6 th Floor South
Stanford, CT 06901

Banco Bilbao Vizcaya Argentaria S.A., New York Branch
1345 Avenue of the Americas
45 Floor
New York, NY 10005

Export Development Canada
151 O’Connor Street
Ottawa, Ontario K1A 1K3

The Governor and Company of the Bank of Ireland
Loans Administration, Bank of Ireland — Corporate Banking
Hume House, Ballsbridge, Dublin 4, Ireland

Keybank National Association
127 Public Square
Cleveland, OH 44114

UFJ Bank Limited, New York Branch
55 East 52nd Street
New York, NY 10055

Riggs Bank N.A.
5700 Rivertech Ct. — Mail Stop RN-308
Riverdale, MD 20737

Schedule A to Exhibit E-2 to Credit Agreement

EXHIBIT E-3

FORM OF OPINION OF THE GENERAL COUNSEL OF THE BORROWER

[Date]

Citicorp North America, Inc.,
   as Administrative Agent
2 Penns Way, Second Floor
New Castle, DE 19720

Those listed on Schedule A hereto

Ladies and Gentlemen:

I am the General Counsel of Intelsat Global Service Corporation, a Delaware corporation, and am delivering this opinion to you pursuant to Section 5.01(b) of the Credit Agreement, dated as of December 17, 2003, among Intelsat, Ltd. (the “Borrower”), a limited liability company incorporated under the laws of Bermuda, the Lenders party thereto (the “Lenders”) and Citicorp North America, Inc., as Administrative Agent (the “Credit Agreement”). My responsibilities include oversight of legal matters affecting the Borrower.

Capitalized terms used in this opinion that are not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

In connection with this opinion, I have examined and reviewed or caused to be examined and reviewed by individuals under my supervision all records, agreements and documents as I have deemed relevant or appropriate for the purpose of rendering this opinion.

In arriving at the opinions expressed below, I have assumed, and not verified, the authenticity of all records, agreements and documents referred to above and the conformity to original documents of all documents submitted to me as conformed or photostatic copies.

I have also assumed for purposes of the opinions expressed below that all parties to each of the Asset Purchase Agreement and the Credit Agreement, including the Borrower, have the corporate power and authority to enter into and perform the Asset Purchase Agreement or the Credit Agreement, as the case may be, and that each of the Asset Purchase Agreement and the Credit Agreement has been duly authorized, executed and delivered by each such Person stated to be a party thereto and is enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the limitations set forth herein, it is my opinion that:

     (1)  The execution and delivery by the Borrower of, and performance by the Borrower of its obligations under, each of the Credit Agreement and the Asset Purchase Agreement (a) will not violate, conflict with or result in a default under any indenture, trust deed, mortgage or other agreement or instrument governing or evidencing Indebtedness to which the

Exhibit E-3 to Credit Agreement

Borrower or any of its Restricted Subsidiaries is a party, or by which it or any material part of its assets is bound, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries before the applicable stated date of maturity, (b) will not result in the creation or imposition of any Lien on any of the assets of the Borrower or any of its Restricted Subsidiaries under any such indenture, agreement or other instrument and (c) to my knowledge, will not violate any order of any Governmental Authority having jurisdiction over the Borrower, except for, in the case of this clause (c), such violations that would not have a Material Adverse Effect; provided, however, that I express no opinion with respect to any default under or breach of any covenant under any indenture, agreement or other instrument requiring compliance with any financial ratio.

     (2)  The execution and delivery by the Borrower of, and performance by the Borrower of its obligations under, the Asset Purchase Agreement will not violate any existing laws or regulations relating to export control.

     (3)  All regulatory consents, approvals and filings required to be obtained or made by the Borrower under any existing laws and regulations relating to export control for the execution and delivery by the Borrower of the Asset Purchase Agreement, and the performance by the Borrower of its obligations under the Asset Purchase Agreement, have been obtained or made, except for such consents, approvals and filings that are not required to have been obtained or made under the terms of the Asset Purchase Agreement.

I note that pursuant to the Sale Order (as defined in the Asset Purchase Agreement), the Bankruptcy Court for the Southern District of New York has expressly retained jurisdiction to interpret and enforce terms of the Sale Order and the Asset Purchase Agreement, and to adjudicate any and all disputes with respect thereto, provided that such Court’s jurisdiction of any proceeding to which no Debtor (as defined in the Sale Order) is a party is non-exclusive and concurrent with the jurisdiction of any other court that has jurisdiction in the absence of the Sale Order.

This opinion is provided by me as General Counsel of Intelsat Global Service Corporation to you pursuant to Section 5.01(b) of the Credit Agreement. This opinion is limited to the Federal laws of the United States of America and the laws of the District of Columbia and to present judicial interpretations thereof and to the facts as they presently exist.

This opinion speaks only as of today’s date, and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise. This opinion is furnished to you solely for your benefit (and the benefit of your assignees) in your respective capacities as Lenders or as the Administrative Agent under the Credit Agreement, and may not be relied upon by any other person or entity or by you (or your assignees) in any other context.

Very truly yours,

Exhibit E-3 to Credit Agreement

SCHEDULE A to Exhibit E-3

Citicorp North America, Inc.
Two Penns Way, Second Floor
New Castle, Delaware 19720

BNP Paribas
919 Third Avenue
Third Floor
New York, New York 10022

Morgan Stanley Senior Funding, Inc.
1633 Broadway
New York, New York 10019

ABN AMRO Bank N.V.
208 South LaSalle Street, Suite 1500
Chicago, Illinois 60604-1003

Credit Lyonnais, New York Branch
1301 Avenue of the Americas
New York, New York 10019

Mizuho Corporate Bank, Ltd.
1251 Avenue of the Americas
New York, New York 10020

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, New York 10172

Lehman Brothers Bank, FSB
745 Seventh Avenue
New York, New York 10019

Merrill Lynch Bank USA
15 W. South Temple, Suite 300
Salt Lake City, Utah 84101

Societe Generale, New York Branch
560 Lexington Avenue, Fourth Floor
New York, New York 10022

Schedule A to Exhibit E-3 to Credit Agreement

UBS Loan Finance LLC
677 Washington Boulevard
Sixth Floor South
Stamford, Connecticut 06901

Banco Bilbao Vizcaya Argentaria S.A., New York Branch
1345 Avenue of the Americas
Forty-fifth Floor
New York, New York 10005

Export Development Canada
151 O’Connor Street
Ottawa, Ontario K1A 1K3

The Governor and Company of the Bank of Ireland
Loans Administration, Bank of Ireland – Corporate Banking
Hume House, Ballsbridge
Dublin 4, Ireland

Keybank National Association
127 Public Square
Cleveland, Ohio 44114

UFJ Bank Limited, New York Branch
55 East 52nd Street
New York, New York 10055

Riggs Bank N.A.
5700 Rivertech Court – Mail Stop RN-308
Riverdale, Maryland 20737

Schedule A to Exhibit E-3 to Credit Agreement

EXHIBIT F

FORM OF OPINION OF SPECIAL BERMUDA COUNSEL TO THE BORROWER

[Date]

Citicorp North America, Inc.,
as Administrative Agent party to the
Credit Agreement referred to below
and each of the Lenders set out in the schedule hereto

Dear Sirs

Intelsat, Ltd. (the “Borrower”)

We have acted as special legal counsel in Bermuda to the Borrower in connection with a Credit Agreement (the “Credit Agreement”) dated as of 17th December 2003 between the Borrower, Citicorp North America, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and the Lenders (as defined therein).

For the purposes of giving this opinion, we have examined the following documents:

(i) a facsimile copy of the Credit Agreement; and

(ii) a facsimile copy of the asset purchase agreement dated as of July 15, 2003, as amended by Amendment No. 1 thereto, dated as of August 18, 2003, Amendment No. 2 thereto, dated as of September 12, 2003 and Amendment No. 3 thereto, dated as of October 21, 2003 (the “Asset Purchase Agreement”) by and among the Borrower, Intelsat (Bermuda), Ltd. and Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc.

The documents listed in items (i) through (ii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Borrower, each certified by the Assistant Secretary of the Borrower on [     ], resolutions passed by the board of directors of the Borrower at meetings of the Borrower’s directors held on June 4th and 5th, 2003 and certified by the Assistant Secretary of the Borrower on December [•], 2003, resolutions passed by the board of directors of the Borrower at meetings of the Borrower’s directors held on July 14th, 2003, September 9th and 10th, 2003 and October 27th, 2003 and certified by the Chairman of the Borrower on December [•], 2003, minutes of a special general meeting of the members held on August 15th, 2003 signed by the Chairman and certified by the Assistant Secretary of the Borrower on [     ], 2003, minutes of a meeting of the Strategic Affairs and Finance Committee (the “SAFC”) of the board of directors of the

Exhibit F to Credit Agreement

Borrower held on October 17th, 2003 signed by the Chairman of the SAFC and certified by the Assistant Secretary of the Borrower on December [•], 2003 (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all material changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Borrower, to enter into and perform its respective obligations under the Documents, (d) the due execution of the Documents by each of the parties thereto, other than the Borrower, and the delivery thereof by each of the parties thereto, (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (g) that the Borrower is entering into the Documents pursuant to its business of acquiring, holding, selling, disposing of and dealing in personal property of all kinds, (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) that the Borrower is subject to the rules or regulations of the United States Securities and Exchange Commission which do not require the Borrower to publish a prospectus in respect of any offer in connection with the Documents (for reasons other than such offer is being made only to persons who are resident outside the United States) (j) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (k) the validity and binding effect under the Foreign Laws of the submission by the Borrower pursuant to the Documents to the non-exclusive jurisdiction of any New York State court or the U.S. District Court for the Southern District of New York and any appellate court from any thereof (the “Foreign Courts”), (l) that none of the parties to the Documents has carried on or will carry on activities, other than the performance of its obligations under the Documents, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to the Documents, other than the Borrower, will perform its obligations under the Documents in or from within Bermuda and (m) that the indebtedness incurred by the Borrower under the Credit Agreement together with all other indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding after such incurrence would not result in the total indebtedness for borrowed money of the Borrower and its Subsidiaries exceeding 75% of the total consolidated shareholders’ equity and long-term debt of the Borrower and its Subsidiaries immediately following such incurrence, as set forth in the Borrower’s consolidated financial statements for its fiscal quarter most recently ended.

The obligations of the Borrower under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will

Exhibit F to Credit Agreement

be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Borrower is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Borrower has the necessary corporate power and authority to enter into and perform its obligations under the Documents and to borrow under the Credit Agreement. The execution and delivery of the Documents and the performance by the Borrower of its obligations thereunder will not violate the memorandum of association or bye-laws of the Borrower nor any applicable law, regulation, order or decree in Bermuda.

3.	The Borrower has taken all corporate action required to authorise the execution, delivery and performance of the Documents and to borrow under the Credit Agreement.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents or borrowings by the Borrower under the Credit Agreement except such as have been duly obtained in accordance with Bermuda law.

5.	It is not necessary or desirable to ensure the enforceability in Bermuda of the

Exhibit F to Credit Agreement

Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that any of the Documents creates a charge over assets of the Borrower, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge. A registration fee of $446 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge normally has the following characteristics:

(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Documents are governed by the Foreign Laws, the question of whether they would possess these particular characteristics would be determined under the Foreign Laws.

6.	The Documents will not be subject to ad valorem stamp in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing registration or performance of the Documents other than as stated in paragraph 5 hereof.

7.	There is no income tax or other tax of Bermuda imposed by withholding or otherwise on any payment to be made to or by the Borrower pursuant to the Documents.

8.	Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at [ am/pm ] on [ ] (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Borrower, nor any legal or governmental proceedings pending in Bermuda to which the Borrower is subject.

9.	The Administrative Agent and the Lenders will not be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of the execution, performance and/or enforcement of the Documents by them.

10.	The Administrative Agent and the Lenders have standing to bring an action or proceedings before the appropriate courts in Bermuda for the enforcement of the Documents. It is not necessary or advisable in order for the Administrative Agent or the Lenders to enforce their respective rights under the Documents, including the

Exhibit F to Credit Agreement

exercise of remedies thereunder, that they be licensed, qualified or otherwise entitled to carry on business in Bermuda.

11.	The Borrower is not entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents in respect of itself or its property.

12.	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the Documents to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Borrower.

13.	The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Borrower based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda.

Yours faithfully

CONYERS DILL & PEARMAN

Exhibit F to Credit Agreement

EXHIBIT G

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL
TO THE ADMINISTRATIVE AGENT

[Effective Date]

To each of the Lenders and
  the Administrative Agent
  party to the Credit Agreement
  referred to below

Ladies and Gentlemen:

     We have acted as special New York counsel to Citicorp North America, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) in connection with the Credit Agreement dated as of December 17, 2003 among Intelsat Ltd., the Lenders party thereto (the “Lenders”) and the Administrative Agent (the “Credit Agreement”).

     This opinion is furnished to you pursuant to Section 5.01(b) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

     In arriving at the opinions expressed below, we have examined executed counterparts of the Credit Agreement and the form of the promissory note attached as an Exhibit thereto, and we have made such investigations of law as we have deemed appropriate for purposes of this opinion.

     In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. We have also assumed that all authorizations, consents, approvals or consents of, and all filings or registrations with, any governmental authority of Bermuda necessary for the making and performance by the Borrower of the Credit Agreement have been obtained. In rendering the opinions expressed below, we have also assumed that:

(i)	the Credit Agreement has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Borrower) constitute legal, valid, binding and enforceable obligations of, all of the parties to the Credit Agreement;

(ii)	all signatories to the Credit Agreement have been duly authorized; and

(iii)	all of the parties to the Credit Agreement are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement.

Exhibit G to Credit Agreement

     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes, and the promissory notes (if any) in the form attached as an Exhibit to the Credit Agreement when duly executed and delivered for value will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, in each case except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally (including the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally) and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

     The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Section 10.03(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) the first sentence of Section 10.09(b) of the Credit Agreement insofar as it relates to the subject matter jurisdiction of any Federal court sitting in New York to adjudicate any controversy related to the Credit Agreement, (iii) Section 10.09(e) of the Credit Agreement insofar as it relates to any waiver of inconvenient forum by the Borrower with respect to proceedings in any Federal court, (iv) Section 10.11 of the Credit Agreement to the extent such provision constitutes a waiver of immunity acquired after the date of the Credit Agreement or (v) Section 10.12 of the Credit Agreement.

     The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction (nor do we express any opinion as to the applicability to, or the effect upon, the transactions contemplated by the Credit Agreement of the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder or the policies of the Federal Communications Commission, or any other law relating to telecommunications).

Exhibit G to Credit Agreement

     This opinion letter is, pursuant to Section 5.01(b) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to the Administrative Agent and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

Exhibit G to Credit Agreement

EXHIBIT H

CERTIFICATE OF COMPLIANCE
WITH CREDIT AGREEMENT

INTELSAT, LTD.

          This Compliance Certificate is delivered pursuant to clause (c) of Section 6.01 of the Credit Agreement, dated as of December 17, 2003 (as amended, supplemented and restated or otherwise modified as of the date hereof, the “Credit Agreement”), among Intelsat, Ltd., a Bermuda limited liability company (the “Borrower”), each of the lenders from time to time party thereto and Citicorp North America, Inc., as Administrative Agent. Unless otherwise defined herein or the context otherwise requires, terms used herein or in any of the attachments hereto have the meanings provided in the Credit Agreement. Entries on Schedule A hereto relate to the periods referred to in the Credit Agreement for determination thereof and represent descriptive references only to the corresponding components set forth in the relevant sections of the Credit Agreement (and the definitions therein ancillary thereto). This Certificate relates to the [period of four fiscal quarters] [fiscal year] of the Borrower ended on      .

          I, [name, title of chief financial officer or other senior financial officer] and, as such, a Financial Officer, hereby certify that the information contained on Schedule A hereto is true and correct and that no Default has occurred and is continuing [(except for      [describe default in reasonable detail and the action that the Borrower has taken or proposes to take with respect thereto])].

By:

Name:
Title:
Date:

Exhibit H to Credit Agreement

SCHEDULE A TO COMPLIANCE CERTIFICATE

For the [period of four fiscal quarters] [fiscal year] ended on (the “Relevant Period”) or, as appropriate, the last day of the Relevant Period

Section 7.02(k) Liens

Liens not otherwise permitted under Section 7.02 (a) through (j) (not to exceed $50,000,000 at any time outstanding)	$

Section 7.05 Investments

(a) Aggregate amount of Investments in Restricted Subsidiaries in which the Borrower and its Restricted Subsidiaries own more than 5% of the Voting Stock but that are not Wholly Owned Subsidiaries (not to exceed $500,000,000)	$

(b) Aggregate amount of Investments in all other Persons in which the Borrower and its Restricted Subsidiaries own more than 5% of the Voting Stock (not to exceed $225,000,000)	$

Schedule A to Exhibit H to Credit Agreement

Section 7.06 Restricted Payments

(a) The aggregate amount of Restricted Payments made during the period commencing on the first day of the first quarter falling soonest after the Closing Date, through and including the last day of the Relevant Period:						$

shall not exceed

an amount equal to the sum of (x) 50% of	(x	)	$
consolidated net income of the Borrower and its Restricted Subsidiaries for
the Relevant Period plus (y) $200,000,000	(y	)		$200,000,000

					(x) + (y)	$

(b) The repurchase of equity interests from directors, officers, consultants and employees not to exceed $20,000,000 in the aggregate after the Closing Date						$

Section 7.09 Restricted Subsidiary Indebtedness

Not to exceed $25,000,000						$

Section 7.10 Certain Financial Covenants

(a) Leverage Ratio (see calculation Attachment 1) not to be greater than [insert relevant maximum permitted ratio]						to 1

(b) Interest Coverage Ratio (see calculation Attachment 2) not to be less than 3.5 to 1						to 1

Schedule A to Exhibit H to Credit Agreement

Attachment 1 (to / / Compliance Certificate)

LEVERAGE RATIO

1.	Debt for Borrowed Money:		$

2.	EBITDA:

	(a)	net operating income, before taxes, Interest Expense, extraordinary or unusual items and income or loss attributable to equity in unconsolidated affiliates, for the Relevant Period:

(Amount of reconciliation from consolidated financial statements for the Relevant Period (if any):
		$ [above/below] corresponding consolidation)	$

(Amount included attributable to pro forma adjustments for acquisitions during the Relevant Period (if any): $ )

	(b)	depreciation, amortization and other non-cash charges or expenses for the Relevant Period:

(Amount of reconciliation from consolidated financial statements for the Relevant Period (if any):
		$ [above/below] corresponding consolidation)	$

(Amount included attributable to pro forma adjustments for acquisitions during the Relevant Period (if any): $ )

Schedule A to Exhibit H to Credit Agreement

	(c)	amounts received under Telenor Transponder Purchase Agreement:

		(Amount of reconciliation from consolidated financial statements for the Relevant Period (if any):	$
$ [above/below] corresponding consolidation)

(Amount included attributable to pro forma adjustments for acquisitions during the Relevant Period (if any): $ )

	(d)	EBITDA: the sum of Items 2(a), 2(b) and 2(c):	$

3.	Leverage Ratio: ratio of Item 1 to Item 2(d):			to 1

Schedule A to Exhibit H to Credit Agreement

Attachment 2 (to / / Compliance Certificate)

INTEREST COVERAGE RATIO

1.	EBITDA: See Item 2(d) of Attachment 1:		$

2.	Interest Expense:

	(a)	all interest in respect of Debt for Borrowed Money (including the interest component of any payments in respect of Attributable Debt) accrued or capitalized during the Relevant Period (whether or not actually paid during the Relevant Period):

(Amount of reconciliation from consolidated financial statements for the Relevant Period (if any):
$ [above/below] corresponding consolidation)

(Amount included attributable to pro forma adjustments for acquisitions during the Relevant Period (if any):
		$ )	$

	(b)	all interest actually paid-in-kind during the Relevant Period:

(Amount of reconciliation from consolidated financial statements for the Relevant Period (if any):
$ [above/below] corresponding consolidation)

(Amount included attributable to pro forma adjustments for acquisitions during the Relevant Period (if any):
		$ )	$

Schedule A to Exhibit H to Credit Agreement

	(c)	the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during the Relevant Period (whether or not actually paid or received during the Relevant Period):

(Amount of reconciliation from consolidated financial statements for the Relevant Period (if any):
$ [above/below] corresponding consolidation)

		(Amount included attributable to pro forma adjustments for acquisitions during the Relevant Period (if any): $ )	$

	(d)	interest income for the Relevant Period (but only to the extent not included in the determination of EBITDA for the Relevant Period):

(Amount of reconciliation from consolidated financial statements for the Relevant Period (if any):
$ [above/below] corresponding consolidation)

(Amount included attributable to pro forma adjustments for acquisitions during the Relevant Period (if any):
		$ )	$

	(e)	Interest Expense: the sum of Item 2(a) minus Item 2(b) plus or minus as appropriate Item 2(c) minus Item 2(d):	$

3.	Interest Coverage Ratio: ratio of Item 1 to Item 2:			to 1

Schedule A to Exhibit H to Credit Agreement

EXHIBIT I

Health Report for the Intelsat [designation] Satellite

     [   ], the undersigned Financial Officer, does hereby certify that:

1.	This satellite health report is applicable to the above-referenced satellite and is being delivered to Citicorp North America, Inc., as Administrative Agent under the Credit Agreement, dated as of December 17, 2003, among Intelsat, Ltd., the Lenders party thereto and the Administrative Agent (the “Credit Agreement”), pursuant to Section 6.01(f) of the Credit Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings in the Credit Agreement.

2.	This report pertains to the Intelsat [designation] satellite for the period [date] to [date].

3.	Attached is a report as to the operational status of the satellite, as of the date of the report, to the best of the Borrower’s knowledge after due inquiry. The report sets forth the status of the satellite subsystems, including descriptions of all significant anomalies that have occurred and a table showing design and remaining redundancies, including, at a minimum, the operational status of the following subsystems:

(a)	attitude and orbit control subsystem;

(b)	propulsion subsystem, including estimates of the remaining orbital maneuver life;

(c)	communications (payload) subsystem (including telemetry, tracking and commanding RF equipment);

(d)	electric power subsystem, including:

- solar array power margins through the orbital maneuver life of the satellite, and

- battery power margins through the orbital maneuver life of the satellite;

(e)	data handling subsystem (including telemetry, tracking and commanding baseband);

(f)	thermal subsystem; and

(g)	mechanical subsystem.

Exhibit I to Credit Agreement

     IN WITNESS WHEREOF, the undersigned Financial Officer has hereunto set [his/her] hand this      day of      .

By:

Name:
Title:

Exhibit I to Credit Agreement

SCHEDULE A
TO EXHIBIT I

Operational Status Report

Schedule A to Exhibit I to Credit Agreement